Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SHARE PURCHASE AGREEMENT

by and between

MAXWELL TECHNOLOGIES, INC., a company incorporated under the laws of the State of Delaware, United States of America, with its principal offices at 3888 Calle Fortunada, San Diego 92123, California, United States of America

(the "Seller")

and

RN C HOLDING SA (formerly RN Acqui I SA), a company incorporated under the laws of Switzerland, with its registered office at Route de Montena 65, 1728 Rossens (FR), Switzerland

(the "Buyer")

(the Seller and the Buyer, collectively, the "Parties" and each, individually, a "Party")

regarding
the sale and purchase of
100% of the shares in
Maxwell Technologies SA

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS - INTERPRETATION
1.1Definitions
1.2Interpretation
ARTICLE 2 SALE AND PURCHASE
2.1Sale and Purchase of the Shares
2.2Purchase Price
2.3Closing Escrow
2.4Payment of the Purchase Price
2.5No Leakage
2.6Earn-Out Escrow
2.7Benefits and Risks
2.8Dividends and Other Rights
2.9Incentive Plans
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER
3.1Principle
3.2Knowledge Qualification
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER
4.1Principle
4.2Qualification of Buyer's Representations and Warranties
ARTICLE 5 INDEMNIFICATION
5.1Indemnification by the Seller
5.2Indemnification by the Buyer
5.3No Other Liability and Remedies
5.4Survival and Notice of Claims
5.5Third Party Claims
5.6Treatment of Indemnity Payments
5.7Specific Indemnities
ARTICLE 6 COVENANTS AND UNDERTAKINGS OF THE PARTIES
6.1Further Actions
6.2Termination of Agreements with the Seller
6.3Use of Company Name
6.4Conduct of Business until December 31, 2020
6.5Swiss Transborder Data Flow Agreement
6.6Discharge
6.7Document Retention and Access
6.8Seller Information
ARTICLE 7 CLOSING
7.1Closing
7.2Delivery
ARTICLE 8 NON-COMPETE UNDERTAKING

8.1Principle
8.2Territory
8.3Penalty
8.4No Waiver
ARTICLE 9 CONFIDENTIALITY
9.1Principle
9.2Press Release; Public Announcement
ARTICLE 10 MISCELLANEOUS
10.1Entire Agreement
10.2Expenses
10.3Amendment
10.4Interpretation
10.5Notices
10.6Severability
10.7No Waiver
10.8Set-Off
10.9Assignment
10.10Binding Effect; Successors and Assigns
10.11No Third-Party Beneficiaries
ARTICLE 11 APPLICABLE LAW AND DISPUTE RESOLUTION
11.1Applicable Law
11.2Arbitration

PREAMBLE

(A)
Maxwell Technologies SA is a company (société anonyme/Aktiengesellschaft) incorporated under the laws of Switzerland, with its registered seat at Gibloux (FR), Switzerland and its registered office at Route de Montena 65, 1728 Rossens (FR), Switzerland, registered with the Commercial Register of the Canton of Fribourg, Switzerland under number CHE-101.113.759 (the "Company").

(B)
The Company is active in the manufacturing, development and distribution of high-voltage capacitator products and solutions, metering products and solutions, as well as related products and solutions, for use in the utility infrastructure business (the "Business").

(C)	The Company has a share capital of CHF 1,000,000, divided into 100,000 registered shares of a nominal value of CHF 10 each, fully paid-in (the "Shares").

(D)	The Seller owns 100% of the Shares.

(E)	The Buyer is a special purpose vehicle that was incorporated by Renaissance Management SA.

(F)
The Seller wishes to sell to the Buyer, and the Buyer wishes to acquire from the Seller, the entire share capital of the Company and hence the Shares, on the terms and conditions set forth in this Agreement (the "Transactions").

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
Definitions - Interpretation

1.1	Definitions

The following terms shall have the following meanings for all purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate"	shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.
"Agreement"	shall mean this share purchase agreement, together with the Schedules and Exhibits, which form an integral part hereof.
"Base Price"	shall have the meaning set out in Article 2.2(a)(i).
"Best Knowledge of the Seller"	shall have the meaning set out in Article 3.2.

"Bribery Case"
shall mean the matter, facts and circumstances, as well as allegations regarding the underlying facts and circumstances, relating to the "FCPA Matter" and the "Swiss Bribery Matter" referred to in the Seller's filings with the United States Securities and Exchange Commission.

"Business"	shall have the meaning set out in Recital (B).
"Business Day"	shall mean any day that is not a Saturday, a Sunday or other day upon which banks are required by law to be closed in Fribourg, Switzerland, Lausanne, Switzerland and San Diego, California, USA.
"Business Records"	shall mean all books and records of the Company, including, for the avoidance of doubt, all financial and accounting books and records.
"Buyer"	shall have the meaning set out in the title page.
"Buyer Incurred Damages"	shall have the meaning set out in Article 5.1(a).
"Buyer Indemnified Parties"	shall have the meaning set out in Article 5.1(a).
"Cap"	shall have the meaning set out in Article 5.1(d).
"CHF"	shall mean Swiss francs, the lawful currency of Switzerland.
"Closing"	shall have the meaning set out in Article 7.1(a).
"Closing Date"	shall have the meaning set out in Article 7.1(a).
"CO"	shall mean the Swiss Federal Code of Obligations, as amended from time to time.
"Company"	shall have the meaning set out in Recital (A).
"Company Bank Account"	shall mean the bank account **** in the name of the Company with Banque Cantonale de Fribourg, Switzerland (IBAN: ****; SWIFT: BEFRCH22).
"Company Privacy Obligations"	shall have the meaning set out in Article 3.10(a) of Exhibit 3.

[****] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"Confidential Information"
shall mean information with respect to a Person's past, present or future business, operations, services, products, finances, research and development, inventions, discoveries, processes, models, methods, trade secrets, systems, procedures, Intellectual Property, any other confidential and proprietary information, other than any such information that has been disclosed by such Person (or with such Person's authorization) to the public. "Confidential Information" also includes confidential and proprietary information and trade secrets that Third Parties entrust to a Person in confidence.

"Contract"	shall mean any contract, agreement, instrument, arrangement, understanding, commitment, binding application, undertaking or obligation, whether written or oral, and whether express or implied.
"Control"
shall mean, with respect to any Person, the possession directly or indirectly of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise; "controlling", "controlled by" and "under common control with" shall be construed accordingly.

"De Minimis"	shall have the meaning set out in Article 5.1(b).
"Disclosed Documents"
shall mean the documents made available to the Buyer in connection with the due diligence conducted by the Buyer in connection with the Transactions in the virtual data room set up by the Seller with DLA Piper, between October 15, 2018 and December 11, 2018, as listed in Schedule A and copied on the DVD-ROM to be attached post-Closing in Schedule A. in accordance with the terms set out in Schedule A.

"Earn-Out Amount 1"	shall have the meaning set out in Article 2.2(a)(iv).
"Earn-Out Amount 2"	shall have the meaning set out in Article 2.2(a)(v).
"Employee"	shall mean an employee of the Company.
"Environmental Laws"	shall mean any Laws, in each case as in existence from time to time, relating to pollution or protection of the environment.
"Environmental Matters"
shall mean any liability under Environmental Laws, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any liabilities arising from the presence of, release or threatened release of, or exposure of Persons or property to, Hazardous Materials (including related health and safety Laws).

"Escrow Account 1"	shall mean the bank account **** opened by the Cash Escrow Agent in his name with Credit Suisse (Schweiz) AG, in Switzerland (IBAN: ****).
"Escrow Account 2"	shall have the meaning set out in Article 2.6(a).
"Escrow Agent 1"
shall mean Patrick Storchenegger, notary, c/o PST Legal AG, Baarerstrasse 10, 6302 Zug, Switzerland, or any other Person having agreed to act as escrow agent, at the request of the Parties, under the terms of the Escrow Agreement 1.

"Escrow Agent 2"
shall mean Patrick Storchenegger, notary, c/o PST Legal AG, Baarerstrasse 10, 6302 Zug, Switzerland, or any other Person having agreed to act as escrow agent, at the request of the Parties, under the terms of the Escrow Agreement 2.

"Escrow Agreement 1"	shall have the meaning set out in Article 2.3(a).
"Escrow Agreement 2"	shall have the meaning set out in Article 2.6(a).
"Escrow Amount 1"	shall have the meaning set out in Article 2.3(a).
"Escrow Amount 2"	shall have the meaning set out in Article 2.6(a).
"Fairly Disclosed"
shall mean a disclosure of a fact, event or circumstance in a non-ambiguous manner and with sufficient details which allows or should have allowed an experienced business Person to identify and assess the impact of such fact, event or circumstance on the business, financial position and prospects of the Company, on the basis of the disclosure, without any independent inquiry or investigation.

"Financial Statements"
shall mean (i) the audited annual financial statements (balance sheets and profit and loss accounts) of the Company as of December 31, 2017, December 31, 2016 and December 31, 2015 and (ii) the unaudited financial statements (balance sheet and profit and loss account) of the Company as of September 30, 2018.

"Fundamental Representations and Warranties"
shall mean the representations and warranties of the Seller in Article 3.1 (Authority of the Seller), 3.2 (Organization and Qualification of the Company) (excluding 3.2(e) and 3.2(g)), 3.3 (No Conflict, No Authorization) and 3.4 (Share Capital and Ownership of the Shares) of Exhibit 3.

[****] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"FY17 Dividend"	shall mean the CHF 10,000,000 dividend as approved by the general meeting of the shareholders of the Company for the financial year 2017.
"GL Settlement Agreement"	shall mean the settlement agreement dated December 14, 2018 by and between the Company and Gérard Lopez in connection with the termination of his employment agreement.
"Global Trade and Sanction Laws"	shall have the meaning set out in Article 3.9(a) of Exhibit 3
"Governmental Authority"
shall mean any (whether domestic or foreign) national/federal, state/cantonal, local, municipal, international, supranational or multinational government, governmental, regulatory or administrative authority, body, establishment, agency or commission, or any court, tribunal or judicial or arbitral body of competent jurisdiction or other sovereign entity.

"Hazardous Materials"
shall mean pollutants, contaminants or hazardous substances, pesticides, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products, radon, PCBs, asbestos, lead paint or any other hazardous material (or article containing such material).

"Indebtedness"	shall mean, with respect to any Person, all indebtedness of any nature whatsoever.
"Independent Accountant"	shall have the meaning set out in Article 2.5(c).
"Information Technology"
shall mean all computer systems, used by or on behalf of the Company at any time, including computer processors, computer programs, technical or other documentation, communications systems and equipment, hardware and software.

"Initial Price"	shall have the meaning set out in Article 2.2(a).

"Intellectual Property"
shall mean any and all intellectual property rights, including trademarks, service marks, logos, brand, trade and/or business names, rights in domain names, uniform resource locators and other internet names, locators, addresses or identifiers, registered designs, patterns and design rights, works of authorship and copyright (including all such rights in computer software, source code, and executable code, whether embodied in software, firmware or otherwise), data and mask works, trade secrets, databases, methods and processes, patents and patent applications (including utility and design patents, pending patent applications, invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed anywhere, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, reexaminations and extensions thereof), Moral Rights, as well as Know-How, inventions and all rights to use inventions (whether or not patentable), improvements and technology and similar and related rights, registering rights and processes and in each case whether registered or not and including applications for and renewals and extensions of any of the above rights or the right to apply for any of the foregoing in any part of the world.

"Judgment"	shall mean any judgment, order, decision, injunction, ruling or award of any Governmental Authority.
"Know-How"
shall mean all trade secrets, know-how or other proprietary information, in any form and on any support, including all financial, marketing and technical information, specifications, ideas, concepts, technology, processes, knowledge, drawings, project reports, processes, inventions, improvements or developments, instruction and training manuals, information concerning Intellectual Property portfolio and strategy, as well as confidential customer and supplier lists.

"Known Leakages"	shall have the meaning set out in Article 2.2(a)(ii).
"Law"
shall mean any (whether domestic or foreign) national/federal, state/cantonal, local, municipal, international, supranational or multinational statute, law, decree, directive, ordinance, regulation, rule, order or treaty, in each case in existence from time to time.

"Leakage"
shall mean (i) any payment (in cash or in kind) made, declared or authorized by the Company to or for the benefit of the Seller, an Affiliate of the Seller, or any of their respective board members, officers or members of management, of any sum whether by way of distribution of profits or assets, dividend or return of capital or otherwise; (ii) any payment of any amount, transfer or surrender of any asset, or any grant of other benefit, by the Company to or for the benefit of the Seller, an Affiliate of the Seller, or any of their respective board members, officers or members of management; (iii) the indemnification, assumption or incurring (including under any guarantee, indemnity or other security) of any liability (including any Indebtedness, claims (contingent or otherwise), expenses or costs) by the Company to or for the benefit of the Seller, an Affiliate of the Seller, or any of their respective board members, officers or members of management; (iv) the release or waiver by the Company of any sums due to the Company by the Seller, an Affiliate of the Seller, or any of their respective board members, officers or members of management or Employees; (v) the creation of any Lien over any asset of the Company in favor of, or to the benefit of the Seller, an Affiliate of the Seller, or any of their respective board members, officers or members of management; (vi) the payment of any compensation, benefits, costs, bonuses, incentive or any other sums by the Company to or for the benefit of the Seller, an Affiliate of the Seller, or any of their respective board members, officers or members of management; (vii) the payment of any compensation, benefits, costs, bonuses, incentive or any other sums by the Company to any directors, officers, Employees or consultants of the Company, except in the ordinary course of business consistent with past practice (excluding, for the avoidance of doubt, any long term incentives and Transactions related compensation); (viii) the payment by the Company of any costs relating to the Transactions; (ix) the entry by the Company into any transactions, and any payment (in cash or in kind) made, declared or authorized by the Company, outside the ordinary course of business consistent with past practice during the 36 months prior to the Signing; (x) any payment by the Company, or any asset transferred to or liabilities assumed, indemnified or incurred, to the benefit of any third party, otherwise than on an arm's length basis; (xi) any Taxes paid or that will become payable by the Company to the extent attributable to any of the foregoing; and (xii) any agreement or commitment to do any of the foregoing; in each case where "by the Company" shall mean "by or on behalf of the Company" and "directly" and/or "indirectly" and where an "Affiliate of the Seller" shall not include the Company; in each case except to the extent that any of the above actions are permitted as Permitted Leakage.

"Leakage Adjustment Amount"	shall have the meaning set out in Article 2.5(b).

"Leakage Dispute Notice"	shall have the meaning set out in Article 2.5(c).
"Leakage Notice"	shall have the meaning set out in Article 2.5(b).
"Legal Requirements"	shall have the meaning set out in Article 3.3(a) of Exhibit 3.
"Liabilities"	shall have the meaning set out in Article 3.15(a) of Exhibit 3.
"Licenses"	shall have the meaning set out in Article 3.8(a) of Exhibit 3.
"Lien"
shall mean any lien, charge and encumbrance, including any security interest, pledge, hypothecation, mortgage, adverse claim, option, as well as right of preemption or first refusal, or right of any Third Party.

"Litigation"	shall have the meaning set out in Article 3.11(a) of Exhibit 3.
"Locked Box Date"	shall mean September 30, 2018.
"LTI"
shall mean all incentive plans under which current or former Employees are beneficiaries or otherwise hold rights and entitlements (including stock options, restricted stock units and stock purchase withholdings granted pursuant to stock award agreements or otherwise) as a result of providing services to the Seller or its Affiliates, including the 2004 Maxwell Technologies, Inc. employee stock purchase plan, the 2005 Maxwell Technologies, Inc. omnibus equity incentive plan and the 2013 Maxwell Technologies, Inc. omnibus equity incentive plan.

"LTI Payments"	shall have the meaning set out in Article 2.2(a)(iii).
"Material Adverse Effect"
shall mean any facts, circumstances, events or omissions, which, individually or in the aggregate, has had, or could reasonably be expected to have, an adverse effect that is substantial and material on the business, the assets, the liabilities, the financial, economic or legal condition of the Company or the capacity of the Company to fulfill its obligations; "to materially adversely affect" shall be construed accordingly.

"Material Contracts"	shall have the meaning set out in Article 3.22(a) of Exhibit 3.
"Moral Rights"
shall mean moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a "moral right".

"Official"	shall have the meaning set out in Article 3.7(f) of Exhibit 3.
"Overall Cap"	shall have the meaning set out in Article 5.1(e).

"Party"	shall mean a party signing this Agreement, as well as its successors and permitted assigns.
"Pension Plan"	shall have the meaning set out in Article 3.36(a) of Exhibit 3.
"Permitted Leakage"
shall mean (i) any payments by the Company to the Seller or an Affiliate of the Seller or any of their respective board members, officers or members of management, made or to be made pursuant to existing Contracts (not amended after the date of this Agreement) as listed in Schedule 2.5; (ii) the distribution of the FY17 Dividend; (iii) the distribution of the Pre-Closing Dividend; (iv) any payments approved in writing by the Buyer; (v) any commitments regarding the LTI Payments; (vi) any commitments contained in the GL Settlement Agreement; and (vii) any Taxes payable by the Company to the extent attributable to the foregoing (other than any Taxes attributable to the distribution of FY17 Dividend (except the payment of CHF 500,000 as withholding tax) and/or the Pre-Closing Dividend).

"Person"
shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, proprietorship, trust, union, association, self-regulatory organization, Governmental Authority or other entity, enterprise, authority or business organization.

"Personal Information"	shall mean any information about an identifiable individual.
"Pre-Closing Dividend"
shall mean the dividend to be paid by the Company to the Seller by way of set-off against the amounts due by the Seller to the Company before the Closing Date in the amount of CHF 69,733,316 in accordance with all applicable Laws.

"Pre-Closing Dividend WHT"	shall have the meaning set out in Article 2.4(a)(ii).
"Product"
shall mean any product or service of the Condis product line, in each case whether currently being distributed or used, currently under development, or otherwise anticipated to be distributed by the Company.

"Purchase Price"	shall have the meaning set out in Article 2.2.
"Recital"	shall mean a paragraph of the Preamble.
"Ruling"	shall have the meaning set out in Article 3.28(g) of Exhibit 3.
"Seller"	shall have the meaning set out in the title page.

"Seller Bank Account"	shall mean the bank account ****, routing 322070381 opened by the Seller with East West Bank in Pasadena, California, USA (BIC/SWIFT: ****).
"Seller Incurred Damages"	shall have the meaning set out in Article 5.2(a).
"Seller Indemnified Parties"	shall have the meaning set out in Article 5.2(a).
"Shares"	shall have the meaning set out in Recital (C).
"Signing"	shall mean the execution of this Agreement by the Parties.
"Straddle Period"	shall mean any period which includes but does not end on the Closing Date.
"Tax"
shall mean all taxes, duties, levies imposed by any Governmental Authority, in Switzerland or abroad, including taxes, duties or levies on or with respect to income (including capital gains), capital, payroll, employment, social security (including old-age pension insurance scheme (AVS/AHV), pension fund scheme (LPP/BVG), invalidity insurance (AI/IV), loss of salary insurance (APG/EO), unemployment insurance (ACACI/ALV) and occupational pension (LPP/BVG)), pension, workers' compensation and unemployment compensation, real estate and property, the import/export of goods and services and others; customs duties; all social security, value added tax (VAT), stamp duties and payments subject to a requirement to withhold (including royalties, interest and dividends); all other taxes, duties, levies or imposts payable to any competent Governmental Authority; and all penalties, surcharges, fines, and costs and expenses, related to any of the foregoing and interest thereon.

"Tax Returns"	shall mean any and all returns, reports and forms required to be filed with a Governmental Authority with respect to Taxes.
"Third Party"	shall mean, with respect to any Person, any other Person who is not an Affiliate of such Person.
"Threshold"	shall have the meaning set out in Article 5.1(c).
"Transactions"	shall have the meaning set out in Recital (F).

[****] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"USD"	shall mean United States Dollars, the lawful currency of the United States of America.
"VAT"	shall mean any (whether domestic or foreign) value added tax.
"WHT Ruling"	shall mean a final affirmative tax ruling delivered by the Swiss Federal Tax Administration regarding withholding tax due, if any, in connection with the reserves of the Company at Closing.

1.2	Interpretation

In this Agreement, except to the extent that the context otherwise requires:

(a)	when a reference is made to an Article, Schedule or Exhibit, such reference is to an article of, or a schedule or an exhibit to, this Agreement unless expressly indicated otherwise;

(b)	the table of contents and headings are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	words in the singular shall include the plural and vice-versa, and words importing the masculine shall include the feminine and the neuter and vice-versa;

(d)	whenever the words "include", "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(e)	the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(f)	the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

Article 2
Sale and Purchase

2.1	Sale and Purchase of the Shares

Subject to and in accordance with the terms and conditions of this Agreement, the Seller hereby agrees to sell, and at Closing shall sell and transfer, and the Buyer hereby agrees to purchase, and at Closing shall acquire from the Seller, the Shares, free and clear of any Liens.

2.2	Purchase Price

(a)	The consideration for the Shares payable by the Buyer to the Seller (the "Purchase Price") shall consist of:

(i)	CHF 55,000,000 (in words: fifty five million Swiss Francs) (the "Base Price");

(ii)
minus CHF 246,549.28 (in words: two hundred forty six thousand five hundred forty nine Swiss Francs and twenty eight Swiss Centimes) corresponding to Leakages identified at Signing as specified in Schedule 2.2(a)(ii) (the "Known Leakages");

(iii)
minus CHF 570,931 (in words: five hundred seventy thousand nine hundred thirty one Swiss Francs) (the "LTI Payments") for the payments (including all social security charges to be borne by the Company) to be made by the Company in connection with the forfeiture of certain restricted stock unit awards under the LTI (as specified in Article 2.9(b))(the Base Price, minus the Known Leakages and minus the LTI Payments, the "Initial Price");

(iv)
plus up to CHF 7,500,000 (in words: seven million five hundred thousand Swiss Francs) (the "Earn-Out Amount 1") if, based on the audited financial statements of the Company as of December 31, 2019, the forecasted 2019 revenue of the Company of **** is achieved at **** or more or, if not achieved, ranges between **** and **** of said forecasted revenue, in an amount determined as set out in Exhibit 2.2(a)(iv); and

(v)
plus up to CHF 7,500,000 (in words: seven million five hundred thousand Swiss Francs) (the "Earn-Out Amount 2") if, based on the 2020 audited financial statements of the Company as of December 31, 2020, the forecasted 2020 revenue of the Company of **** is achieved at **** or more or, if not achieved, ranges between **** and **** of said forecasted revenue, in an amount determined as set out in Exhibit 2.2(a)(iv).

(b)
The Purchase Price shall be adjusted in case of a Leakage as set out in Article 2.5, to the exclusion of any other adjustment (except any adjustment as a result of indemnification under Article 5, if any).

2.3	Closing Escrow

(a)
As a security for any withholding tax that may be due by the Company and/or the Buyer in connection with reserves of the Company at Closing, out of the Purchase Price, a cash amount of CHF 857,392 (in words: eight hundred fifty seven thousand three hundred ninety two Swiss Francs) (the "Escrow Amount 1") shall be placed in escrow and deposited on the Escrow Account 1 opened by the Escrow Agent 1. The Escrow Amount 1 shall be kept in escrow in the Escrow Account 1 under the terms of an escrow agreement entered into concurrently with this Agreement among the Seller, the Buyer and the Escrow Agent 1, substantially in the form set forth in Exhibit 2.3(a) (the "Escrow Agreement 1").

[****] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)
The Seller shall prepare with Deloitte AG, at the Seller's expense, a WHT Ruling request to be filed by the Company with the Swiss Federal Tax Administration, including any comments that the Buyer, the Company and their advisors may have. The Buyer shall procure that the Company provide reasonable assistance to the Seller in connection with the WHT Ruling request preparation. The Seller shall, and shall procure that Deloitte AG, provide reasonable assistance to the Buyer and the Company in connection with any questions raised by the Swiss Federal Tax Administration in connection with the WHT Ruling request.

(c)
The Escrow Amount 1, together with any interest thereon, less an amount equal to any costs and expenses incurred by the Company and/or the Buyer in connection with the WHT Ruling (that shall be paid out of the Escrow Amount 1 to the Company and/or the Buyer, as the Buyer shall direct), shall be released to the Seller upon the obtaining of a WHT Ruling confirming that no withholding tax is due by the Company and/or the Buyer in connection with the reserves of the Company at Closing. In the event that the WHT Ruling determines that any withholding tax is due and/or payable by the Company and/or the Buyer in connection with the reserves of the Company at Closing, then the Escrow Amount 1, together with any interest thereon, less an amount equal to any costs and expenses incurred by the Company and/or the Buyer in connection with the WHT Ruling (that shall be paid out of the Escrow Amount 1 to the Company and/or the Buyer, as the Buyer shall direct), shall be released to the Company and/or the Buyer, as the Buyer shall direct, in the amount of the withholding tax to be paid and the balance to the Seller. If the Escrow Amount 1 is insufficient to cover, after payment of costs and expenses, the withholding tax amount due and/or payable, the Seller shall immediately pay the difference between such an amount and the balance of the Escrow Amount 1 (released from the Escrow Account 1 to the Company and/or the Buyer), to the Company and/or the Buyer, as the Buyer shall direct.

(d)	The fees and expenses of the Escrow Agent 1 shall be equally borne by the Parties, and negative interest on the Escrow Account 1, if any, shall be borne by the Seller.

2.4	Payment of the Purchase Price

(a)	The Buyer shall pay the Initial Price at Closing, without any other deductions or set-off, by electronic transfers in immediately available funds (valuta same day) as follows:

(i)	CHF 49,838,461.92 (in words: forty nine million eight hundred thirty eight thousand four hundred sixty one Swiss Francs and ninety two Swiss Centimes) to the Seller Bank Account;

(ii)
CHF 3,486,665.80 (in words: three million four hundred eighty six thousand six hundred sixty five Swiss Francs and eighty Swiss Centimes) corresponding to the withholding tax amount to be paid in connection with the Pre-Closing

Dividend (the "Pre-Closing Dividend WHT") to the Company, to the Company Bank Account, on behalf of the Seller for settlement of outstanding intercompany claims of the Company against the Buyer in an equivalent amount; and

(iii)	CHF 857,392 (in words: eight hundred fifty seven thousand three hundred ninety two Swiss Francs), i.e. the Escrow Amount 1, to the Escrow Account 1.

(b)	The Buyer shall procure that the Company transfers the Pre-Closing Dividend WHT to the Swiss Federal Tax Administration within the deadline set by applicable Law.

(c)
The Buyer shall pay the Earn-Out Amount 1, if any, less any Buyer Incurred Damages resulting from the Bribery Case, within 30 days of the general meeting of the shareholders of the Company approving the audited financial statements of the Company as of December 31, 2019, but at the latest by June 30, 2020, by electronic transfer in immediately available funds to the Seller Bank Account.

(d)
The Buyer shall pay the Earn-Out Amount 2, if any, less any Buyer Incurred Damages resulting from the Bribery Case, within 30 days of the general meeting of the shareholders of the Company approving the audited financial statements of the Company as of December 31, 2020, but at the latest by June 30, 2021, by electronic transfer in immediately available funds, to the Seller Bank Account; provided that, in case the criminal proceedings in Switzerland regarding the Bribery Case have not ended or other proceedings in any jurisdiction regarding the Bribery Case have started, the Earn-Out Amount 2, up to CHF 5,000,000, shall be paid to the Escrow Account 2.

2.5	No Leakage

(a)
The Seller covenants, warrants and undertakes to the Buyer that no Leakage has occurred or shall occur (as applicable) in the period from (and excluding) the Locked Box Date up to (and including) the Closing Date, provided that if any such Leakage occurs, the Seller shall promptly give notice in writing to the Buyer of the same setting forth in reasonable detail the specific nature and amount of such Leakage.

(b)
In the event of the occurrence of any Leakage at any time in the period from (and excluding) the Locked Box Date up to (and including) the Closing Date (not included in the Known Leakages), irrespective as to whether such Leakage has been disclosed to the Buyer or not, in respect of which the Buyer has provided to the Seller, no later than the date falling nine months after the Closing Date, written notice setting forth its assessment of the type and the amount of such Leakage (a "Leakage Notice"), the Seller shall be liable to pay to the Buyer on demand in cash on a CHF for CHF basis an amount equal to (i) the Leakage, plus (ii) any liabilities, losses, damages, costs and expenses (including court's costs and reasonable legal fees and expenses)

arising out of the occurrence of such Leakage in breach of this Agreement (collectively, the "Leakage Adjustment Amount").

(c)
If any Leakage Adjustment Amount or the absence thereof is disputed by the Seller or the Buyer, the disputing Party shall give notice in writing of such fact to the other Party within 20 Business Days of receipt of the Leakage Notice specifying in reasonable detail the matters which are in dispute (a "Leakage Dispute Notice") failing which such Leakage Adjustment Amount shall be deemed agreed. To the extent that the Seller and the Buyer cannot reach agreement on the relevant Leakage Adjustment Amount within 20 Business Days after service of a Leakage Dispute Notice, the Buyer or the relevant Seller may refer the dispute to Ernst & Young AG, Switzerland or, if it refuses, to an accounting firm appointed by the President of the Geneva Chamber of Commerce, Industry and Services (the "Independent Accountant"), on the basis that the Independent Accountant is to make a decision on the dispute and notify the Buyer and the Seller of its decision within 15 Business Days of receiving the reference, or such longer period as the Independent Accountant may reasonably determine or require. In any reference to the Independent Accountant in this Article 2.5:

(i)	the Independent Accountant shall act as an expert within the meaning of Article 189 of the Swiss Federal Code of Civil Procedure and not as an arbitrator;

(ii)
the Independent Accountant shall be directed to determine any dispute by reference to the accounting policies, principles, practices, bases and methodologies that were used for the purposes of preparing, and reflected in, the Financial Statements;

(iii)	the procedure of the Independent Accountant shall comply with the requirements of due process;

(iv)	the Independent Accountant shall only review items, which are being disputed by the Parties, excluding re-calculation of any items that are not disputed;

(v)	the decision of the Independent Accountant shall, in the absence of fraud or manifest error, be final and binding on the Buyer and the Seller;

(vi)	the costs of the Independent Accountant shall be paid by the Seller and the Buyer as determined by the Independent Accountant based on the outcome of its decision; and

(vii)
the Seller and the Buyer shall respectively provide or procure the provision to the Independent Accountant, in a timely manner, of all such information as the Independent Accountant shall reasonably require.

2.6	Earn-Out Escrow

(a)
As a security for any claim of the Buyer against the Seller in case the criminal proceedings in Switzerland regarding the Bribery Case have not ended, or other proceedings in any jurisdiction regarding the Bribery Case have started, by the time the Earn-Out Amount 2 is due, the Buyer will retain CHF 5,000,000 or, if the Earn-Out Amount 2 is lower than CHF 5,000,000, an amount equal to the Earn-Out Amount 2 (the "Escrow Amount 2") and pay to a bank account opened in the name of the Escrow Agent 2 (the "Escrow Account 2") where the Escrow Amount 2 shall be kept in escrow until the earlier of (i) December 31, 2024 and (ii) the end of all proceedings regarding the Bribery Case, under the terms of an escrow agreement to be entered into among the Seller, the Buyer and the Escrow Agent 2, substantially in the form set forth in Exhibit 2.6(a) (the "Escrow Agreement 2").

(b)
The Escrow Amount 2, together with any interest thereon, or any outstanding part thereof, shall be released to the Seller on the earlier of (i) December 31, 2024 and (ii) the end of all proceedings regarding the Bribery Case. In the event that any amount is due by the Seller to the Buyer as indemnification regarding the Bribery Case, then the Escrow Amount 2, together with any interest thereon, or part thereof, shall be released to the Buyer, in the amount of such indemnification.

(c)	The fees and expenses of the Escrow Agent 2 shall be equally borne by the Parties, and negative interest on the Escrow Account 2, if any, shall be borne by the Seller.

2.7	Benefits and Risks

The benefits and risks (profits et risques/Nutzen und Gefahr) to the Shares shall pass from the Seller to the Buyer on the Closing while the economic benefits and risks of the Company pass to the Buyer as of the Locked Box Date.

2.8	Dividends and Other Rights

Other than the Pre-Closing Dividend, the Buyer shall be entitled to all dividends and other distributions not paid at the Closing Date, together with such other rights accruing by ownership of the Shares with effect as of the Closing Date.

2.9	Incentive Plans

(a)	Employees holding stock option awards under any LTI shall have the applicable days specified in the corresponding stock award agreement post-Closing to exercise all or part of their options.

(b)
Employees holding unvested restricted stock unit awards under any LTI shall forfeit such unvested restricted stock unit awards, but shall be paid a discretionary good faith cash payment by the Company in the first payroll run following the Closing as mutually agreed by the Buyer and the Seller, and the Buyer undertakes to procure that Company makes such payments, subject to the mechanism set out in Article 2.2.

Article 3
Representations and Warranties of the Seller

3.1	Principle

With effect as of the Signing and the Closing, the Seller makes to the Buyer the representations and warranties contained in Exhibit 3. Except for the representations and warranties contained in Exhibit 3, the Seller does not make any other representations, nor gives any other warranties.

3.2	Knowledge Qualification

References to the "Best Knowledge of the Seller" shall mean that the Seller has no actual knowledge or implied knowledge that the statement made is untrue, inaccurate or misleading, where (i) "actual knowledge" shall mean the aggregate knowledge of any member of the board and/or the management of the Seller, any member of the board of the Company and any member of the management of the Company (i.e. Gérard Lopez, Didier Wuilloud, Baptiste Vesy, Patrick Gaillard, Dominique Guillet and Etienne Savary) and (ii) "implied knowledge" shall mean the knowledge that such persons should have had they made all due enquiries, including any enquiries required by Swiss Laws and the Company's constitutional documents from persons having such function and responsibility).

Article 4
Representations and Warranties of the Buyer

4.1	Principle

With effect as of the Signing and the Closing, the Buyer makes to the Seller the representations and warranties contained in Exhibit 4. Except for the representations and warranties contained in Exhibit 4, the Buyer does not make any other representations nor gives any other warranties.

4.2	Qualification of Buyer's Representations and Warranties

The Buyer's representations and warranties contained in Exhibit 4 are qualified by the exceptions to such representations and warranties fairly disclosed in Exhibit 4 and in the Schedules explicitly referenced in Exhibit 4 (provided that each such disclosure only qualifies the specific Article(s) of Exhibit 4 expressly referenced in such disclosure).

Article 5
Indemnification

5.1	Indemnification by the Seller

(a)
Liability of the Seller. Following the Closing, the Seller shall indemnify the Buyer and/or its Affiliates, including the Company, and/or its and their directors, employees, agents and representatives (collectively, the "Buyer Indemnified Parties"), irrespective of any fault, for any and all liabilities, losses, damages, costs and expenses (including court costs, and reasonable legal fees and expenses, but excluding loss of profit in case of breach or inaccuracy of any representation or warranty by the Seller in Article 3 and Exhibit 3), suffered, sustained, incurred or paid, including any interest and/or penalties (collectively, the "Buyer Incurred Damages") by any of the Buyer Indemnified Parties in connection with, resulting from, or arising out of, (i) any breach or inaccuracy of any representation or warranty by the Seller in Article 3 and Exhibit 3, and (ii) any breach by the Seller of, or failure by the Seller to perform, any agreement, covenant or undertaking contained in this Agreement (except for any breach of the covenants and undertakings set forth in Articles 2.5(a) and 5.7, the consequences of which are set forth separately in such Articles 2.5(a) and 5.7).

With respect to any breach or inaccuracy of any representation or warranty by the Seller in Article 3 and Exhibit 3, notified by the Buyer to the Seller pursuant to Article 5.1(h), the Seller shall have the right, within 30 days, or any shorter time period as required by the circumstances (it being understood that the Buyer shall inform the Seller in its notice pursuant to Article 5.1(h) of such circumstances), after receipt of the respective notice, to bring the Buyer, the Company or the relevant Buyer Indemnified Party, in the same position in which it would have been if no misrepresentation or breach of warranty had occurred and the Seller shall only be liable to the Buyer Indemnified Parties if, and to the extent, such cure cannot be effected, or has not been effected within the relevant time period.

(b)
De Minimis. The Seller's liability for indemnification under this Article 5.1(a)(i) (other than in case of breach of any Fundamental Representations and Warranties) shall apply only to Buyer Incurred Damages that individually exceed CHF 20,000 (the "De Minimis").

(c)
Threshold. The Seller's liability for indemnification under Article 5.1(a)(i) (other than in case of breach of any Fundamental Representations and Warranties) shall apply only to Buyer Incurred Damages that in the aggregate exceed CHF 200,000 (the "Threshold"); it being understood that if the amount of such Buyer Incurred Damages exceeds the Threshold, the Seller's liability for indemnification shall be for the full amount of the Buyer Incurred Damages starting from the first CHF and not only the amount that exceeds the Threshold.

(d)
Maximum Recovery. The Seller' liability for indemnification under Article 5.1(a)(i) (other than in case of breach of any Fundamental Representations and Warranties) shall not exceed CHF 10,000,000 in the aggregate (the "Cap").

(e)
Overall Cap. The overall cap and thus the overall aggregate liability of the Seller for (i) breach of the representations and warranties and (ii) the specific indemnities in Article 5.7 (the "Overall Cap") shall be equal to 80% of the Purchase Price (other than in case of breach of any Fundamental Representations and Warranties, in which case it shall be equal to 100% of the Purchase Price).

(f)	Exclusions. The liability of the Seller under this Agreement shall be excluded or reduced respectively:

(i)
with respect to indemnification under Article 5.1(a)(i) only, and other than in case of breach of the Fundamental Representations and Warranties, to the extent that the facts or circumstances giving rise to the Buyer Incurred Damages have been Fairly Disclosed in (a) this Agreement and/or (b) the Disclosed Documents; such concept of disclosure shall supersede article 200 CO; and/or

(ii)	if and to the extent that any Buyer Indemnified Party has been reimbursed for such Buyer Incurred Damages by a Third Party (including reimbursement under any insurance policy); and/or

(iii)
if and to the extent that adequate and specific provisions or reserves applicable to such Buyer Incurred Damages are set forth in the financial statements of the Company as of September 30, 2018; and/or

(iv)	if and to the extent that such Buyer Incurred Damages arise from, or are increased by, the enactment of any new Laws after the Closing Date; and/or

(v)	if and to the extent that the Buyer or, following the Closing, the Company has failed to mitigate the Buyer Incurred Damages.
If the Seller pays to the Buyer or the Company or any Buyer Indemnified Party any amount in respect of any claim asserted by the Buyer or the Company or a Buyer Indemnified Party against the Seller under this Agreement and the Buyer or the Company or a Buyer Indemnified Party subsequently recovers under any insurance policy a sum referable to such claim, the Buyer or the Company or the Buyer Indemnified Party shall repay to the Seller the net amount so recovered.

(g)
No Effect of Buyer's Knowledge. Other than specified in Article 5.1(f) with respect to Article 5.1(a)(i), the Seller' liability for indemnification and the related rights of the Buyer Indemnified Parties shall not be affected by any readily available public information, nor by any investigation conducted, or any knowledge acquired (or capable of being acquired) by the Buyer at any time, including during the due diligence conducted by the Buyer and between the Signing and the Closing, with respect to the Company, notably with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, agreement, covenant or undertaking of the Buyer. Article 200 CO shall not apply.

(h)
Notices. Within (i) 90 days after the Buyer or, following the Closing, the Company, having obtained knowledge of a misrepresentation or breach of a warranty by the Seller, (ii) 30 days of receipt of notice of any claim made by any Third Party which the Buyer believes would be reasonably likely to give rise to a claim for misrepresentation or breach of warranty, the Buyer shall deliver to the Seller a notice in writing describing the facts and the claim and its amount in reasonable details to the extent then known. Failure to give notice within the above-mentioned period shall not constitute a waiver of any right in this respect. The Buyer's failure to give proper and timely notice shall only relieve the Seller from any liability that the Seller has to the Buyer if and to the extent that the Seller has been prejudiced by such failure, in particular if the Buyer Incurred Damages have increased as a result of such failure. The Parties expressly waive the Buyer's obligations pursuant to, and the application of, Article 201 CO.

5.2	Indemnification by the Buyer

(a)
Liability of the Buyer. Following the Closing, the Buyer shall indemnify the Seller and its Affiliates (collectively, the "Seller Indemnified Parties") , irrespective of any fault, for any and all liabilities, losses, damages, costs and expenses (including court costs, and reasonable legal fees and expenses, but excluding loss of profit in case of any breach or inaccuracy of any representation or warranty by the Buyer in Article 4 and Exhibit 4), suffered, sustained, incurred or paid (the "Seller Incurred Damages") by any of the Seller Indemnified Parties in connection with, resulting from or arising out of (i) any breach or inaccuracy of any representation or warranty by the Buyer in Article 4 and Exhibit 4 or (ii) any breach by the Buyer of, or failure by the Buyer to perform, any agreement, covenant or undertaking contained in this Agreement.

(b)	Limitations. Articles 5.1(b), 5.1(c), 5.1(f)(ii), 5.1(f)(v) and 5.1(h) shall apply mutatis mutandis with respect to an indemnification under Article 5.2(a)(i).

(c)
Notices. Within (i) 90 days after the Seller having obtained knowledge of a misrepresentation or breach of a warranty by the Buyer, (ii) 30 days of receipt of notice of any claim made by any Third Party which the Seller believes would be reasonably likely to give rise to a claim for misrepresentation or breach of warranty, the Seller shall deliver to the Buyer a notice in writing describing the facts and the claim and its amount in reasonable details to the extent then known. Failure to give notice within the above-mentioned period shall not constitute a waiver of any right in this respect. The Seller's failure to give proper and timely notice shall only relieve the Buyer from any liability that the Buyer has to the Seller if and to the extent that the Buyer has been prejudiced by such failure, in particular if the Seller Incurred Damages have increased as a result of such failure. The Parties expressly waive the Seller's obligations pursuant to, and the application of, Article 201 CO.

5.3	No Other Liability and Remedies

(a)
The remedies contained in this Agreement for breach of the representations and warranties shall be exhaustive and not in addition to any other remedies provided for by any applicable Law and all other remedies shall not, to the extent permitted by applicable Law, apply and are hereby expressly waived. Any action for rescission (pursuant to articles 24 and 205 CO or any other statutory provision) or revocation of this Agreement other than as specified in this Agreement and any remedies based on a potential breach of a duty to negotiate in good faith (culpa in contrahendo) or based on a theory of material error (erreur essentielle/wesentlicher Irrtum), are expressly excluded.

(b)
This Article 5.3 shall however not constitute a waiver of, or limit in any way, the right of the Buyer Indemnified Parties or the Seller Indemnified Parties respectively to make claims for fraud, willful deceit and other intentional breaches of contract committed by the Seller or the Buyer respectively, or claims for, and to obtain equitable relief in the event of, any breach of an agreement, covenant or undertaking by the Seller or the Buyer. Furthermore, nothing in this Agreement shall limit any claim for specific performance.

5.4	Survival and Notice of Claims

(a)
The representations and warranties of the Parties contained in Article 3 and Exhibit 3 and in Article 4 and Exhibit 4 respectively, shall survive until 18 months after the Closing Date, except for (i) claims under the Fundamental Representations and Warranties, which shall survive until the tenth anniversary of the Closing Date (other than under Article 3.4 (a), (b), (c), (d), (e) and (f) of Exhibit 3, which shall survive indefinitely), (ii) claims under the representations and warranties of the Seller in Articles 3.28 (Taxes), 3.31 (Environment), and 3.32 (Health and Safety) of Exhibit 3,which shall survive until 90 days after the expiration of the applicable statute of limitations and (iii) claims under the representations and warranties of the Seller in Section H (Employees and Employee Benefits) of Exhibit 3 shall survive until 5 years after the Closing Date.

(b)	All covenants of the Parties in this Agreement shall survive the Closing indefinitely, unless an earlier expiration is specifically provided for in such covenant.

(c)
It is understood and agreed that in the case of a notice served by the Buyer on the Seller in accordance with Article 5.1(h) during the time periods set forth in Article 5.4(a) the resolution of the claims may occur after such date without the claim becoming forfeited (prescrit/verwirkt) pursuant to Article 5.4(a), provided however that such claim shall be forfeited (prescrit/verwirkt) in case the Buyer and/or the Company do not commence proceedings against the Seller with respect to such claim in accordance with Article 11.2 within 12 month from the end of the relevant time period set forth in Article 5.4(a). The Parties expressly waive the Buyer's obligations pursuant to, and the application of, articles 201 and 210 CO.

5.5	Third Party Claims

(a)
The Buyer shall defend or cause the Company to defend, by its own counsel but at the expense of the Seller, any claim brought by a Third Party against the Buyer or the Company that could lead to indemnification by the Seller. The Seller shall use commercially reasonable efforts to assist the Buyer in the defense of such claims and shall co-operate with the Buyer and provide the Buyer, at the Seller's expense, with appropriate support, information and documentation reasonably requested by the Buyer in the defense or settlement of such claim.

(b)
The Buyer shall not make, and shall cause the Company not to make, any admission of liability or settlement of any liability without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed.

5.6	Treatment of Indemnity Payments

Any payments made for indemnification under this Article 5 shall be treated as adjustments to the Purchase Price, provided however that, if and to the extent that any payments are made to the Company directly, such payment shall be deemed contributions or loans of the Buyer to the Company and not impact the amount of the indemnification. For the avoidance of doubt, any adjustment of the Purchase Price in accordance with this Article 5.6 shall not reduce the Cap.

5.7	Specific Indemnities

(a)
The Seller shall indemnify the Buyer Indemnified Parties for, and hold the Buyer Indemnified Parties harmless from and against, irrespective of any fault from the Seller, on demand and on a CHF for CHF basis, all Buyer Incurred Damages arising out of:

(i)
any breach or non-compliance, or alleged breach or non-compliance asserted by a Governmental Authority, of any anti-corruption and anti-bribery Laws (including the US Foreign Corrupt Practices Act and the UK Bribery Act), including in relation with the Bribery Case;

(ii)
any Taxes imposed on the Company (excluding the Pre-Closing Dividend WHT, but including any withholding tax due on the FY17 Dividend) which relate to (A) any period ending on or before the Closing or (B) the portion of any Straddle Period occurring on or before the Closing, in both cases excluding ordinary Swiss income tax, ordinary Swiss capital tax and ordinary Swiss value added tax if they relate to (A) any period after the Locked Box Date or (b) the portion of any Straddle Period occurring after the Locked Box Date;

(iii)
any matter resulting from the capacitor explosion that occurred on September 22, 2018 at the Roseland electrical substation in Newark, New Jersey, USA and any matter in connection with the underlying cause of said explosion;

(iv)	any claim by Employees in connection with the LTI;

(v)	any claim by current and former Employees providing services for the Seller and its Affiliates not related to the Business relating to termination notices given prior to the Signing;

(vi)
any claim made by Gérard Lopez in connection with the termination of his employment agreement in excess of the amount of CHF 140,000, except if such claim is based on the breach of the GL Settlement Agreement by the Company after the Closing; and

(vii)	any claim by a Third Party regarding legal and/or beneficial ownership of the Shares.

(b)
The indemnification obligation of the Seller under this Article 5.7 shall survive until the later of (i) the tenth anniversary of the Closing Date and (ii) 90 days after the expiration of the statute of limitations applying to the underlying claims. It is understood and agreed that in the case of a notice served by the Buyer on the Seller during said time period the resolution of the claims may occur after such date without the claim becoming forfeited (prescrit/verwirkt), provided however that such claim shall be forfeited (prescrit/verwirkt) in case the Buyer or the Company does not commence proceedings against the Seller with respect to such claim in accordance with Article 11.2 within 12 month from the end of the relevant time period.

(c)
The specific indemnities set out in this Article 5.7 shall be due and payable without being subject to any limitations under this Agreement (and in particular without any limitations provided in Articles 5.1(b), 5.1(c) and 5.1(d) applying), other than (i) the overall cap under Article 5.1(e) and (ii) the exclusions under Article 5.1(f) (excluding, for the avoidance of doubt, under Article 5.1(f)(i)).

(d)
To the extent permitted by applicable Laws, the Buyer shall keep the Seller informed of the progress of, and all material developments, in relation to criminal proceedings regarding the Bribery Case and any proceedings regarding the explosion matter, and provide the Seller with copies of all material submissions and filings related thereto. The Buyer shall cause the Company to conduct, and defend itself in, criminal proceedings regarding the Bribery Case in good faith and with such diligence as it would reasonably apply in the absence of any indemnification obligation of the Seller. The Buyer shall not make, and shall cause the Company not to make, any admission of guilt or liability or settlement of any liability with respect to the criminal proceedings in Switzerland regarding the Bribery Case without the prior written consent of the Seller which shall not be unreasonably withheld.

(e)
Each of the Buyer Indemnified Party shall be entitled to offset any amount due by the Seller to a Buyer Indemnified Party under the specific indemnities set out in this Article 5.7, with any amount due by the Buyer or the Company to the Seller, including the Earn-Out Amount 1 and the Earn-Out Amount 2.

Article 6
Covenants and Undertakings of the Parties

6.1	Further Actions

(a)
Each of the Parties shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the Transactions.

(b)	The Parties will reasonably document the consummation of this Agreement.

6.2	Termination of Agreements with the Seller

Any and all agreements and understanding between the Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, shall be terminated as of the Closing at no cost for the Company and the Seller shall waive and cause its Affiliates to waive any and all claims that they have or may have against the Company.

6.3	Use of Company Name

The Buyer shall, and shall cause the Company to, take all necessary measures and actions to change, on or shortly after the Closing Date, the name of the Company into another name which does not contain the name "Maxwell" and to register the new name in the Commercial Register of Fribourg within 20 Business Days after the Closing Date. As from 180 days following the Closing Date, the Buyer shall cause the Company to discontinue the use of the name "Maxwell" with respect to the Business, with the exception of any Product that is, as of the Closing Date, (i) already manufactured, distributed, sold or in use, (ii) part of the inventory or (iii) part of the planned production.

6.4	Conduct of Business until December 31, 2020

(a)
From the Closing Date until December 31, 2020, subject to any changes in applicable Laws, the Buyer shall cause the Company to conduct the Business in a manner materially consistent with past practice with respect to order taking and revenue recognition.

(b)	The Buyer undertakes not to take any of the following actions, and procure that the Company does not take any such actions, during the period from the Closing Date until December 31, 2020:

(i)	shift or delay sales to the detriment of the Seller;

(ii)	accelerate or delay the recognition of revenue to the detriment of the Seller;

(iii)	change accounting policies or practices to the detriment of the Seller, unless required by any applicable Laws;

(iv)	take measures which, without commercially recognized justification, serve primarily the purpose of avoiding or reducing the Seller's entitlement to the Earn-Out Amount 1 and/or the Earn-Out Amount 2.

(c)
In the event that the Buyer sells 100% of the Shares to a third party (that is not an Affiliate of the Buyer) before December 31, 2019, the Buyer shall pay to the Seller an amount equal to 50% of the maximum Earn-Out Amount 1 and 50% of the maximum Earn-Out Amount 2 with no further amount being due under Articles 2.2(a)(iv) and 2.2(a)(v). In the event that the Buyer sells 100% of the Shares to a third party (that is not an Affiliate of the Buyer) after December 31, 2019, but before December 31, 2020, the Buyer shall pay to the Seller, in addition to the Earn-Out Amount 1 paid, if any, an amount equal to 50% of the maximum Earn-Out Amount 2 with no further amount being due under Articles 2.2(a)(v).

(d)
The Seller may, at the Seller's expense, once per earn-out period, request Ernst & Young AG, Switzerland or, if it refuses, an accounting firm appointed by the President of the Geneva Chamber of Commerce, Industry and Services, acting as independent expert, to confirm that the Company has, for the respective earn-out period, complied with its undertakings set forth in Article 6.4(b), and the Buyer shall procure that the Company grants reasonable access to Ernst & Young AG, Switzerland (or such accounting firm appointed by the President of the Geneva Chamber of Commerce, Industry and Services), subject to such accounting firm executing a confidentiality agreement in form and substance reasonably satisfactory to the Buyer in connection therewith.

6.5	Swiss Transborder Data Flow Agreement

The Seller undertakes to terminate the Swiss Transborder Data Flow Agreement and to transfer back all relevant data to the Company within 30 Business Days after the Closing Date, unless such data needs to be retained due to applicable law or stock exchange regulation and unless such data is stored in electronic archives or automatic backup systems. The Seller undertakes furthermore to keep any such data stored in electronic archives or automatic backup systems confidential and not to disclose it to any third party unless required by applicable Law, court order or by the requirements of any stock exchange.

6.6	Discharge

Immediately following the Closing, the Buyer shall hold a general meeting of the shareholders of the Company and vote an unconditional discharge to the directors of the Company for their conduct of business for the business year 2018 up to and including the Closing.

Except in cases of fraud or willful misconduct, the Buyer shall not make, and procure that the Company does not make any claim against any non-executive directors of the Company relating to their mandate or activities for the Company up to and including Closing or in connection with the Transaction.

6.7	Document Retention and Access

The Buyer agrees that it shall keep, and cause the Company to keep, all financial books and records of the Company as required by applicable mandatory Law. During such period, to the extent permitted by applicable Laws and Contracts to which the Company is a party, the Buyer shall, and shall cause the Company to, grant the Seller reasonable access, during normal business hours and subject to availability, to such financial books and records of the Company, as well as to any relevant Employees, to the extent required in connection with any Tax filings, Tax audits or Tax proceedings, any legal proceedings involving the Seller (which is not related to the Transactions), or any support reasonably required to support the Seller's 2018 year-end financial audit (including SOX audit procedures). If the access to any books and records or Employee is restricted by any statutory or contractual requirements, the Buyer shall cause the Company to use commercially reasonable efforts to provide such access in a compliant manner, such as on an anonymized or aggregated basis. Any such access which involves more than 5-man days' work per annum in the aggregate (that is for all requests within a year) shall be at the Seller's expense and the Seller shall compensate the Buyer and/or the Company for any additional work done by Employees at the rate of USD 300 per hour. Without prejudice to their undertaking to grant access hereunder, the Buyer and the Company shall have no liability whatsoever in connection with the granting of access to financial books and records of the Company and Employees, in particular with respect to the contents thereof.

6.8	Seller Information

Following the Closing, if the Buyer or the Company discovers residual data of the Seller not related to the Business located on servers or other electronic media of the Company, the Buyer undertakes to keep, and to procure that the Company keeps, any such data confidential and not to disclose it to any third party unless required by applicable Law and/or a Governmental Authority.

Article 7
Closing

7.1	Closing

(a)
The closing of the Transactions (the "Closing") shall take place on the date of the Signing (the "Closing Date"), and immediately after the Signing, at the offices of Tavernier Tschanz, 11bis, rue Toepffer, 1206 Geneva, Switzerland or at such other place as the Parties mutually agree. On the Closing Date, the Parties shall complete the exchange of documents and the payment of the Initial Price as outlined in Article 7.2.

(b)	All actions at the Closing shall be deemed to have occurred simultaneously.

7.2	Delivery

(a)	At the Closing, the Seller shall concurrently with, and in exchange for, the closing actions of the Buyer set out in Article 7.2(b) (trait pour trait/Zug um Zug):

(i)	deliver to the Buyer all the certificates representing the Shares, duly endorsed by the Seller in the name of the Buyer;

(ii)
deliver to the Buyer a resolution by the board of directors of the Company approving the transfer of the Shares to the Buyer, its registration as sole shareholder of the Company subject only to the occurrence of the Closing;

(iii)	deliver to the Buyer the share ledger of the Company evidencing the registration of the Buyer as the sole shareholder of the Company;

(iv)
deliver to the Buyer resignation letters of the directors of the Company, effective as of the Closing Date, in each case (except for Gérard Lopez and Didier Wuilloud) confirming that any such director has no claims whatsoever against the Company (and in the case of Gérard Lopez and Didier Wuilloud only confirming that they have no claim against the Company in their function as member of the board of directors of the Company, but not including such confirmation with regard to their employment relationship with the Company);

(v)	deliver to the Buyer the transitional services agreement, substantially in the form attached hereto as Exhibit 7.2(a)(v), signed by the Seller and the Company;

(vi)	deliver copies of statements of accounts regarding all bank accounts of the Company;

(vii)	confirm the repayment of any intercompany loans; and

(viii)	confirm that the Buyer and the Company have exclusive access to the Business Records, which are all stored in the premises of the Company.

(b)
At the Closing, concurrently with and in exchange for the closing actions of the Seller set out in Article 7.2(a) (trait pour trait/Zug um Zug), the Buyer shall, or shall cause one or more of its Affiliates to, pay and give the necessary irrevocable instructions for the wire transfer of the Initial Price in accordance with Article 2.4(a).

Article 8
Non-Compete Undertaking

8.1	Principle

To assure to the Buyer the full benefit of the business and goodwill of the Company, the Seller hereby undertakes, as a separate and independent undertaking, that it shall, either on its own account or for any other Person, directly or indirectly:

(a)
until the third anniversary of the Closing Date, (i) not solicit, induce or attempt to induce any person who is an Employee to leave the employ of the Company or to engage in any business that competes with the Company in the Business; and (ii) not hire or assist any other Person in hiring any person who is an Employee (independently of the business in which any such Employee or Person is or will be active) (provided that the Seller may hire or engage Gérard Lopez with the prior written consent of the Buyer, which shall not be unreasonably withheld);

(b)	until the third anniversary of the Closing Date, not entice away any Person who is a customer, supplier or business partner of the Company in the Business;

(c)
until the third anniversary of the Closing Date, not carry out directly or indirectly any activity or be engaged or interested in a Person or other business active in the Business as conducted and planned to be conducted at the time of the Signing and as set out in the document "Matterhorn - HV Strategic Plan - Final.pdf" disclosed in the Disclosed Documents or that otherwise competes with the Company in the Business as conducted and planned to be conducted at the time of Signing and as set out in the document "Matterhorn - HV Strategic Plan - Final.pdf" disclosed in the Disclosed Documents, other than investments in a listed company not exceeding 5% of its voting rights.

The Buyer acknowledges that the Seller engages in the business of designing, manufacturing, producing and distributing energy storage products and solutions for use in the utility infrastructure business, outside the Business, and that such existing business does not violate the restrictions in Article 8.1(c).

8.2	Territory

The prohibition to compete shall apply in Switzerland, Europe, Russia, North America, Central America, South America, China, Japan, Korea, Malaysia, Indonesia, Australia, New Zealand, India, Pakistan, United Arab Emirates, Egypt, North Africa and South Africa.

8.3	Penalty

In case of breach of this Article 8 and in addition to any remedy that may be contained in any other agreement, unless the Seller has fully cured the breach and compensated the Buyer for any damages and financial losses directly or indirectly arising out of or relating to such breach within 20 days from receiving a notice thereof from the Buyer or the Company, the Seller shall pay to the Buyer or to the Company, as the Buyer may direct, a penalty in an amount of CHF 2,500,000 per case and event and, if the breach is of a continuing nature, in an additional amount of CHF 250,000 at the beginning of each month of such continuing breach. In any event, in addition to any penalty, the Seller shall have to compensate the Buyer and the Company for any further damages and financial losses directly or indirectly arising out of or relating to such breach, irrespective of whether the breach has been stopped or not. No penalty or damages shall however be due if a breach of Article 8.1(c) occurs after the acquisition of 100% of the shares of the Seller by a third party (that is not an Affiliate of the Seller).

8.4	No Waiver

The remedies provided for in this Article 8 shall not release the Seller from his obligations not to compete and not to solicit as provided in this Article 8.

Article 9
Confidentiality

9.1	Principle

Other than as required, and only to the extent required, by mandatory Law or stock exchange regulation or in pursuit of its rights hereunder, the Seller agrees at all times to keep in strictest confidence before and after the Closing the subject matter of this Agreement, all information relating to or acquired from the Buyer in connection with the performance of this Agreement, any agreements provided for the performance of this Agreement and any agreements provided for herein, as well as any information regarding the business and affairs of the Company.

9.2	Press Release; Public Announcement

Except as required by Law or by the requirements of any stock exchange on which the securities of a Party are listed, neither Party shall make, or cause to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement or the Transactions, without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

Article 10
Miscellaneous

10.1	Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement and the Transactions and supersedes any and all prior agreements,

negotiations, correspondence, undertakings, understandings and communications of the Parties, whether oral or written, with respect to the subject matter of this Agreement, including any offer or confirmatory offer.

10.2	Expenses

Each Party shall pay its own costs and expenses (including all legal, accounting and advisory fees), as well as any Taxes or other charges which might become due in connection with this Agreement, any agreements provided for the performance of this Agreement or any agreements provided for herein and the transactions contemplated hereby and thereby.

The Buyer shall not (and shall not cause any Person to) make, or cause to be made, any election under Section 336 or 338 of the U.S. Internal Revenue Code, as amended (or any corresponding or similar provision of US Laws) in connection with the Transactions.

10.3	Amendment

This Agreement, including this Article 10.3, may be modified only by a written instrument duly executed by each Party.

10.4	Interpretation

The Parties agree that they jointly negotiated and prepared this Agreement and the agreements contemplated hereby and thereby and that neither this Agreement nor any agreements contemplated hereby will be construed against any Party on the grounds that such Party prepared or drafted the same.

10.5	Notices

Any notice or other communication made in connection with this Agreement shall be in writing and shall be given or made: (a) by registered letter; (b) by an internationally recognized express overnight delivery service; or (c) by confirmed telefax transmission, to the addresses below:

If to the Seller:

Maxwell Technologies, Inc.
3888 Calle Fortunada
San Diego, CA 92193
USA
Attention: Emily Lough
Telefax: +1 866 636 6819

with a required copy (which shall not constitute notice) to:

Bär & Karrer AG
Brandschenkestrasse 90
CH-8027 Zurich
Switzerland
Attention: Dr. Christoph Neeracher
Telefax: +41 58 263 52 64

If to the Buyer:

RN C Holding SA
Route de Montena 65
CH-1728 Rossens
Switzerland
Attention: Xavier Paternot

with a required copy (which shall not constitute notice) to:

Tavernier Tschanz
11-bis, rue Toepffer
CH-1206 Geneva
Switzerland
Attention: Jacques Bonvin
Telefax: +41 22 704 3777

or to such other address as may be communicated by means of a notice given in a manner provided in this Article 10.5. In the event that notification has to be made within a certain period of time, the concerned Party should have complied with such requirement if it has mailed, transmitted or initiated delivery procedure at the last day of such period.

10.6	Severability

If any provision of this Agreement is held to be unenforceable or invalid for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the fullest extent possible. In any event, all other provisions of this Agreement shall remain valid and enforceable to the fullest extent possible.

10.7	No Waiver

No waiver of any provision of this Agreement shall be effective except by a document in writing duly executed by the Party so waiving. The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any breach of this Agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

10.8	Set-Off

Each Party shall be entitled to offset any amount due by the other Party with any amount due by the former Party to the latter Party.

10.9	Assignment

Neither Party may transfer, delegate or assign any rights or obligations, in whole or in part, under this Agreement, except with the prior written consent of the other Party. Any assignment, transfer or delegation made without such consent shall be null and void. The Buyer may, however, freely transfer, delegate or assign any rights or obligations under this Agreement to any of its Affiliates, it being understood that the Buyer shall in such case remain jointly and severally liable with the transferee.

10.10	Binding Effect; Successors and Assigns

This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

10.11	No Third-Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a Party.

Article 11
Applicable Law and Dispute Resolution

11.1	Applicable Law

This Agreement and the Transactions shall be governed by and construed in accordance with the substantive laws of Switzerland, without regard to conflict of laws principles thereof and to the exclusion of the Vienna Convention on the International Sale of Goods dated April 11, 1980.

11.2	Arbitration

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be finally decided by three arbitrators in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers' Arbitration Institution in force on the date when the notice of arbitration is submitted in accordance with said rules. The seat of the arbitration shall be Geneva, Switzerland. The language of the arbitration shall be English.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement in two originals on December 19, 2018.

[signature pages follow]

MAXWELL TECHNOLOGIES, INC. /s/ Thomas Rohde____________________ Name: Thomas Rohde Title: Attorney-in-Fact	RN C HOLDING SA /s/ Xavier Paternot___________________ Name: Xavier Paternot Title: Director
/s/ Claude Suard___________________ Name: Claude Suard Title: Director

EXHIBITS TO THE SHARE PURCHASE AGREEMENT
Exhibit 2.2(a)(iv)    Earn-Out Amount 1 and Earn-Out Amount 2
Exhibit 2.3(a)    Escrow Agreement 1
Exhibit 2.6(a)    Escrow Agreement 2
Exhibit 3    Representations and Warranties of the Seller
Exhibit 4    Representations and Warranties of the Buyer
Exhibit 7.2(a)(v)    Transitional Services Agreement

EXHIBIT 2.2(A)(IV)
EARN-OUT AMOUNT 1 AND EARN-OUT AMOUNT 2
Earn-Out Amount 1
Earn-Out Amount 1 Revenue Target = ****
Earn-Out Amount 1 Revenue Threshold = ****
2019 Actual Revenue = Revenue based on the audited financial statements of the Company as of December 31, 2019
If the 2019 Actual Revenue is at or below the Earn-Out Amount 1 Revenue Threshold, then the Earn-Out Amount 1 is CHF 0.
If the 2019 Actual Revenue is at or above the Earn-Out Amount 1 Revenue Target, then the Earn-Out Amount 1 is CHF 7,500,000.
If the 2019 Actual Revenue is greater than the Earn-Out Amount 1 Revenue Threshold, but below the Earn-Out Amount 1 Revenue Target, then the Earn-Out Amount 1 shall be calculated as follows:
Earn-Out Amount 1 = CHF 7,500,000 x (2019 Actual Revenue – Earn-Out Amount 1 Revenue Threshold)/(Earn-Out Amount 1 Revenue Target – Earn-Out Amount 1 Revenue Threshold)
Earn-Out Amount 2
Earn-Out Amount 2 Revenue Target = ****
Earn-Out Amount 2 Revenue Threshold = ****
2020 Actual Revenue = Revenue based on the audited financial statements of the Company as of December 31, 2020
If the 2020 Actual Revenue is at or below the Earn-Out Amount 2 Revenue Threshold, then the Earn-Out Amount 2 is CHF 0.
If the 2020 Actual Revenue is at or above the Earn-Out Amount 2 Revenue Target, then the Earn-Out Amount 2 is CHF 7,500,000.
If the 2020 Actual Revenue is greater than the Earn-Out Amount 2 Revenue Threshold but below the Earn-Out Amount 2 Revenue Target, then the Earn-Out Amount 2 shall be calculated as follows:
Earn-Out Amount 2 = CHF 7,500,000 x (2020 Actual Revenue – Earn-Out Amount 2 Revenue Threshold)/(Earn-Out Amount 2 Revenue Target – Earn-Out Amount 2 Revenue Threshold)

[****] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2.3(A) ESCROW AGREEMENT 1

EXHIBIT 2.6(A) ESCROW AGREEMENT 2

EXHIBIT 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
A. GENERAL
3.1    Authority of the Seller

(a)
The Seller has the authority to enter into this Agreement and any agreements provided for in this Agreement, as well as all other documents to be entered into in connection with this Agreement, to perform its obligations hereunder and thereunder and to consummate the Transaction.

(b)
The execution and delivery by the Seller of this Agreement and any agreements provided for in this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the Transactions have been duly authorized by all requisite corporate action on the part of the Seller.

(c)
This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer) constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

3.2    Organization and Qualification of the Company
(a)The Company is a company duly incorporated and validly existing.
(b)The Company has the full corporate power and authority to own, lease and operate its assets and to carry on its business as now being carried on.
(c)The certified copy of the excerpt of the commercial register regarding the Company made available to the Buyer is true, accurate and complete.
(d)The constitutional and corporate documents (including the articles of association and internal regulations) of the Company are true, accurate and complete in all respects and in compliance with all applicable Laws. The Company did not adopt organizational rules.
(e)All statutory books and registers of the Company have been properly kept and are true, accurate and complete in all respects in accordance with all applicable Laws and no notice or allegation that any of them is incorrect or should be rectified has been received.
(f)The copies of the minutes of the general meetings of the shareholders of the Company and of the meetings of the board of directors of the Company made available to the Buyer are true and accurate and all legally required decisions of the general meetings of the shareholders and the board of directors of the Company have been validly taken.
(g)All returns and particulars, resolutions and other documents which the Company is required by any applicable Laws to file with or deliver to any Governmental Authority charged with maintaining registers have been correctly made up, duly filed and/or delivered in accordance with all applicable Laws.
(h)All corporate transactions, including the distribution of any dividend, effected by the Company have been made in compliance with applicable Laws and all resolutions by the shareholders and the board of directors of the Company are valid and do not infringe any applicable Laws or the constitutional and corporate documents of the Company, except for the resolutions of the board of directors taken on January 17, 2005.

(i)	The Company is not party to any joint venture, consortium, simple partnership or any other undisclosed partnership, except for the relationships identified in Schedule 3.2(i).

(j)	The Company has no subsidiary or branch.
3.3    No Conflict, No Authorization

(a)
The execution, delivery, completion and performance of this Agreement, any agreements provided for the performance of this Agreement and any agreements provided for in this Agreement, as well as all other documents to be entered into in connection with this Agreement, do not and will not:

(i)	conflict with or constitute a default, a breach or event of default under any provision of any agreement, arrangement or commitment to which the Company is a party (except for the agreements identified in Schedule 3.2(i), which contain change of control provisions), of the constitutional and corporate documents (including the articles of association and internal regulations of the Company;

(ii)	violate any Laws or any Judgments (collectively, the "Legal Requirements"); and/or

(iii)	result in the creation or imposition of any Lien on any of the assets of the Company or the repayment of any Indebtedness of the Company.

(b)
No order, license, consent, approval or authorization of, or the giving of notice to, any Person or Governmental Authority is necessary to authorize the execution, delivery, completion and performance of the Agreement, any agreements provided for the performance of the Agreement and any agreements provided for in this Agreement, as well as all other documents to be entered into in connection with this Agreement, the performance by the Seller and the Company of their obligations hereunder and thereunder and the consummation by the Seller and the Company of the Transactions.

3.4    Share Capital and Ownership of the Shares

(a)
Schedule 3.4(a) lists true and complete information on the issued share capital and the current record ownership of such share capital. The share ledger of the Company delivered at Closing is true and accurate.

(b)
The Seller owns beneficially and of record, and has full and valid title to, the Shares as specified in Schedule 3.4(a). Upon Closing, the Buyer will be the sole legal owner of the Shares. The share certificate n°1 representing the Shares delivered at the Closing to the Buyer is the only share certificate issued by the Company, valid, in existence, and has been issued according to all applicable legal requirements and represents the entire share capital of the Company.

(c)
All share certificates issued by the board of directors of the Company have at all times been issued, cancelled and replaced according to all applicable legal requirements, except for the share certificates n°1-6 dated January 17, 2005. At all times, the transfer of title of the shares certificates representing the Shares has been validly effected by means of (i) an agreement providing for the transfer of the Shares and (ii) the endorsement of the respective share certificates or a valid written assignment from the transferor to the transferee, as required by applicable Law and the articles of association of the Company, except for the assignment dated January 7, 2005 from Carlton J. Eibl to Richard Balanson of share certificate n°4.

(d)The Shares are validly issued and fully paid-in. The paid-in capital has not been repaid. The Company does not hold any of its shares (treasury shares).
(e)As of the Closing Date, there are no Liens on, over or affecting the Shares.
(f)There are no voting trusts, shareholders agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares, outstanding or authorized options, warrants, purchase rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other agreements, arrangements or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its share capital, securities or other equity or ownership interest, or other stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or that would require the Buyer to contribute additional capital or payments, nor is there any commitment to give or create any of the foregoing or any liability, actual or contingent or otherwise, including any right to indemnification, to any former owner of share capital, securities or other equity and no Person has claimed to be entitled to any of the foregoing.
(g)The Company has no direct or indirect equity interests or investments in any Person (including silent participations and sub-participations) in other companies, partnerships or enterprises, nor is it obliged to acquire any such shares, memberships or equity interests, except the relationships identified in Schedule 3.2(i).
(h)The Company has not entered into any agreements regarding silent participations, control and profit transfer agreements or comparable agreements such as operation management agreements and is under no obligation to enter into any such agreements.
3.5    Ownership and Condition of Assets

(a)	The Company was the sole legal and beneficial owner of all the tangible and intangible assets included in the Financial Statements as at the respective reference date.

(b)	The Company has full and valid title to all tangible and intangible assets owned by it.

(c)	The Company does not hold assets under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms

(d)	None of the assets of the Company is subject to any Lien or any agreement or commitment to give or create any Lien, and no Person has claimed to be entitled to any of the foregoing.
3.6    Completeness and Condition of Business Assets

(a)
The assets owned by the Company or for which the Company has otherwise the valid right to use comprise all the assets, rights and properties necessary for the conduct of the business of the Company after the Closing Date substantially in the same manner as conducted prior to the Closing Date.

(b)
All assets, all plant and machinery (including fixed plant and machinery), vehicles and office equipment used by the Company in connection with the Business are in good repair and operating condition, taking into account ordinary wear and tear.

3.7    Compliance with Laws and Legal Requirements

(a)
During the past 10 years, neither the Company nor any of its directors, officers, Employees, agents and representatives (during the course of their duties for the Company) have done, or omitted to do anything, which is a contravention of any Laws or Legal Requirements, giving rise to any fine, penalty or other liability on the part of the Company and, to the Best Knowledge of the Seller, no complaints have been received in respect of such matters.

(b) During the past 10 years, to the Best Knowledge of the Seller no event has occurred, and no condition or circumstance exists, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company of any Legal Requirements.

(c)
The Company has during the past 10 years carried and is currently carrying on its business, and in particular all its Contracts, bids and proposals are, in compliance with all applicable Legal Requirements and the business operations of the Company were during the past 10 years managed in accordance with any and all applicable Legal Requirements.

(d)	During the past 10 years, neither the Company, nor any of its directors, officers, Employees, agents and representatives (during the course of their duties for the Company) has:

(i)	used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity:

(ii)	has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person;

(iii)	has violated or is violating any provision of the US Foreign Corrupt Practices Act, the UK Bribery Act or any other anti-corruption or anti-bribery Laws;

(iv)	has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or

(v)	has made any bribe, unlawful rebate, payoff, influence payment, inducement, undue advantage, kickback or other unlawful payment of any nature.

(e)
During the past 10 years, neither the Company, nor any of its directors, officers, Employees, agents and representatives has, while acting on behalf of the Company, taken or failed to take any action which would cause the Company to be in violation of the US Foreign Corrupt Practices Act, the UK Bribery Act or any other anti-corruption or anti-bribery Laws.

(f)
During the past 10 years, neither the Company, nor any of its directors, officers, Employees, agents and representatives at the direction of or on behalf of the Company, nor, to the Best Knowledge of the Seller, any third-party acting on behalf of the Company has violated any applicable Laws by offering or giving anything of value to: (i) any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority (each, an "Official"); or (ii) any other Person, in any such case while knowing, or being aware of a likelihood that all or a portion of such money or thing of value would be offered, given or promised to any Official for the purpose of the following: (A) influencing any action or decision of such Official, in his or her official capacity, including a decision to fail to perform his or her official function; (B) inducing such Official to use his or her influence with any Governmental Entity or of employees of state-owned or state-controlled business, or to obtain an improper advantage in order to assist the Company or any third party in obtaining or retaining business for or with or directing business to the Company; or (C) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Affiliates in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(g)
During the past 10 years, neither the Company, nor any of its directors, officers, Employees, agents and representatives has, while acting on behalf of the Company made false or fictitious entries in the books or records of the Company relating to any illegal payment or secret or unrecorded fund and neither the Company, nor any of its directors, officers, Employees, agents and representatives has, while acting on behalf of the Company established or maintained a secret or unrecorded fund.

(h)
During the past 10 years, the Company has kept, books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the respective assets of the Company.

(i)
During the past 10 years, neither the Company, nor any of its directors, officers, Employees, agents and representatives is, or has been, with respect to actions for or on behalf of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of the US Foreign Corrupt Practices Act, the UK Bribery Act or any other anticorruption or anti-bribery Laws or has received a whistleblower report of such alleged or possible violations.

(j)
During the past 10 years, neither the Company, nor any of its directors, officers, Employees, agents and representatives has, while acting on behalf of the Company received notice from, or made a voluntary disclosure to, the U.S. Department of Justice, U.S. Securities and Exchange Commission or other similar agency of any non-U.S. jurisdiction regarding alleged or possible violations of the US Foreign Corrupt Practices Act, the UK Bribery Act or any other anti-corruption or anti-bribery Laws with respect to the Company's business.

(k)
To the Best Knowledge of the Seller, neither the Company, nor any of its directors, officers, Employees, agents and representatives, nor any Person engaged to act on behalf of the Company, is aware of any noncompliance during the past 10 years with any of the US Foreign Corrupt Practices Act, the UK Bribery Act or any other anti-corruption or anti-bribery Laws with respect to the Company's business.

(l)	The Company has taken the necessary steps towards compliance with all anticorruption or anti-bribery Laws in each of the jurisdictions in which the Company currently does business.
3.8    Licenses, Permits, Authorizations, Consents and Regulatory Requirements
(a) The Company has all licenses, permits and, authorizations (including statutory licenses), consents and permissions necessary to own and to operate its assets as currently owned or used by it and/or to conduct its business as currently conducted (the "Licenses") and to the Best Knowledge of the Seller, the Company has complied and is in compliance with all material terms and conditions of the Licenses and has not done or omitted to do anything which will lead to the discontinuation or non-renewal of any material License or result in any material License being modified.

(b)
The Transactions will not result in a default under or a breach or violation of any of the Licenses and no such Licenses requires that any notice be provided to, or any consent, waiver or approval be obtained from, any Governmental Authority.

3.9    Export Controls

(a)
During the past 10 years, neither the Company nor any of its directors, officers, Employees, agents and representatives (during the course of their duties for the Company) have done or omitted to do anything which is a contravention of any Laws relating to the import, export or transfer of its products and services and has conducted its international transactions in accordance with the export control and sanctions Laws of Switzerland, the European Union and the United States and any other countries where the Company conducts business (collectively, "Global Trade and Sanctions Laws"). To the Best Knowledge of the Seller, the Company has not

received any notices of noncompliance, complaints or warnings with respect to its compliance with Global Trade and Sanctions Laws.

(b)
During the past 10 years, the Company has not failed to any obligation to obtain all licenses and other approvals that are required for its imports and exports of products, software and technologies including by electronic transmission from and to the countries where it conducts business, and, the Company is in compliance with the terms of such applicable licenses or other approvals.

(c)
To the Best Knowledge of the Seller, during the past 10 years no event, fact or circumstance has occurred or is existing that is reasonably likely to result in a finding of noncompliance with any Global Trade and Sanctions Laws.

(d)
Neither the Company nor any of its directors, officers, Employees, agents and representatives (during the course of their duties for the Company) is, or has been within the past five years, identified on (i) the US OFAC's List of Specially Designated Nationals and Blocked Persons, (ii) the US Bureau of Industry and Security of the United States Department of Commerce "Denied Persons List", "Entity List" or "Unverified List," (iii) the US Office of Defense Trade Controls of the United States Department of State "List of Debarred Parties" or (iv) foreign governmental listings of similar effect.

(e)
No Governmental Authority nor any other Person has notified the Company in the past five years of any actual or alleged violation or breach of any statute, regulations, representation, certification, disclosure obligation, licensing obligation or other authorization or provision relating to export and import Laws or Global Trade and Sanctions Laws, nor has the Company made any voluntary disclosures to any Governmental Authority of any such violation or breach.

(f)	The Company has no direct customers, nor any ongoing direct business dealings with any Person, located in Cuba, Iran, North Korea, Syria, Sudan and Crimea.
3.10 Privacy/Data Protection.
(a) The Company has taken all necessary steps required by applicable Laws with respect to privacy and personal data protection relating to its Employees, customers, suppliers, or service providers. The Company has complied in the past 10 years in all material respects with, and, to the Best Knowledge of the Seller, has not received any notices of any material violation with respect to, any applicable Laws concerning privacy and personal data protection relating to its
Employees, customers, suppliers, or service providers ("Company Privacy Obligations"). During the past 10 years, all sales and marketing activities by the Company have been in compliance in all material respect with all applicable Laws pertaining to obtaining consent from potential customers to receive such sales and marketing materials.

(b)	To the Best Knowledge of the Seller, the disclosure of personal data prior to the date of this Agreement does not infringe any Company Privacy Obligations.

(c)
To the Best Knowledge of the Seller, (i) the Company does not have any notice of any claims or alleged claims that the Company has violated any Company Privacy Obligations, during the past 10 years, and (ii) the Company has not received written notice that any Governmental Authority is investigating to determine whether the Company has violated any Company Privacy Obligations during the past 10 years. There exist no breaches of any Company Privacy Obligations in any material respect relating to any of the Company’s customers that arise from any act or omission of the Company in the past 10 years.

3.11 Litigation, Other Proceedings

(a)
The Company is not engaged in any pre-litigation, litigation, suit or claim, insolvency proceeding, administrative proceeding, arbitration or other alternative dispute resolution proceeding (each, a "Litigation") and, to the Best Knowledge of the Seller, there is no such Litigation threatened.

(b)
To the Best Knowledge of the Seller, nothing is likely to give rise to any Litigation by or against the Company, except for the capacitor failure that occurred on September 22, 2018 at the Roseland electrical substation in Newark, New Jersey, USA.

(c)
The Company is not the subject of any investigation, or enforcement proceedings or process by any Governmental Authority, of which the Company has been informed, nor is to the Best Knowledge of the Seller any such investigation, proceeding or process threatened.

(d)
There are no Judgments rendered - or expected to be rendered - by any Governmental Authority against any of the Company or any of its assets, which have any effect on the business or financial condition of the Company.

(e)
The Company has had no liability arising out of any injury to individuals or property as a result of the operation of the business of the Company and there is no pending or to the Best Knowledge of the Seller threatened Litigation against the Company arising out of any injury to individuals or property as a result of the ownership, possession, sale or use of any product manufactured, sold, leased, or delivered by the Company.

(f)
No director of the Company is subject to any derivative claim. No such claim is pending, or to the Best Knowledge of the Seller threatened. To the Best Knowledge of the Seller, there is no fact or circumstance likely to give rise to any derivative claim against any director of the Company.

3.12 Insolvency

(a)
The Company is not overindebted, insolvent, or unable to pay its debts, nor has the Company stopped paying its debts as they fall due. The Company is not involved in any insolvency proceedings relating to the Company itself. The Company has neither generally ceased making payments nor entered into or offered any composition agreements (concordat/Nachlassvertrag) or similar agreements with its creditors.

(b)
No receiver, trustee, or other similar official has been appointed for the Company or any part of the assets of the Company and no proceeding has been instituted against the Company seeking to adjudicate the Company bankrupt or insolvent, or directly seeking liquidation, dissolution or winding up of the Company under any Law relating to bankruptcy or insolvency.

(c)	There are no circumstances which require or would enable any insolvency proceedings to be commenced in respect of the Company or the Seller.
3.13 No Brokers
All negotiations relating to this Agreement and the Transactions have been carried on without the intervention of any Person in such manner as to give rise to any valid claim against the Company for any broker's fee, finder's fee, agent's commission or similar compensation in connection with the Transactions.
B.    FINANCIAL STATEMENTS, FINANCIALS
3.14 Financial Statements
(a)    The Financial Statements attached in Schedule 3.14:

(i)	have been prepared in all material respect in accordance with the Laws of
Switzerland and generally accepted accounting principles and practices in Switzerland applied on a consistent basis without any material change in the accounting policies used since January 1, 2014, except as set forth under (c) below;

(ii)	are correct and complete and present fairly the financial condition and results of the Company for the applicable periods and dates in accordance with all applicable Laws and generally accepted accounting principles and practices in Switzerland and are consistent with the books and records of the Company.

(iii)	contain provisions in accordance with applicable Laws and generally accepted accounting principles and practices in Switzerland.

(b)	All accounts, financial books and records of the Company have been properly kept and are true, accurate and complete in all material respects and in compliance with applicable Laws.
(c) The unaudited Financial Statements as of September 30, 2018 provide a fair reflection of the Company's financial situation as of such date and were prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the Financial Statements (except that the Company started in 2018 capitalizing overhead variances (direct labor and fixed costs unabsorbed variances), whereas the Company used to capitalize raw materials variances only in the past). They show a reasonable representation of the state of affairs and of the profits or losses of the Company as of September 30, 2018. They are not affected by any extraordinary, exceptional or non-recurring items.
3.15 Liabilities

(a)
As of the respective date of the Financial Statements, the Company has no material liabilities or obligations of any nature, such as accounts payable, accrued, absolute, contingent or otherwise, and whether due or to become due (collectively, the "Liabilities" and, individually, a "Liability"), which would be required by applicable Laws and generally accepted accounting principles and practices in Switzerland to be reflected in the Financial Statements, that are not reflected in the Financial Statements.

(b)
Except for the items listed in Schedule 3.15(b), the Company has no obligation or liability (actual or contingent) under any guarantee or letter of credit or comfort letter (not reflected in the Financial Statements).

(c)
There are no accrued claims for compensation of overtime or vacation by the Employees other than provisioned for in the Financial Statements and accrued claims incurred since December 31, 2017 in the ordinary course of business consistent with past practice, applicable Laws and generally accepted accounting principles and practices in Switzerland do not exceed CHF 20,000 in the aggregate.

3.16 Accounts receivable

(a)
The accounts receivable of the Company are collected in the ordinary course of business represent valid obligation of third parties that have arisen out of bona fide transactions created in the ordinary course of business and have been collected or are collectible net of provisions made.

(b)
To the Best Knowledge of the Seller, each of such accounts receivable exists without set-off, Lien or counterclaim and is free of any and all Liens and, to the Best Knowledge of the Seller, the Company has not received notice of any asserted counterclaim, claim or other Lien relating to such accounts receivable.

3.17 Absence of changes since December 31, 2017
Since December 31, 2017:

(a)	the Company has conducted its business in the ordinary course of business, consistent with past practice;

(b)	the Company has not entered into any unusual agreement, arrangements or commitment or otherwise departed from its ordinary course of business.

(c)
there has been no changes regarding the financial condition, assets, liabilities, personnel or operations of the Company or in its relations with agents, resellers, customers or others, other than in the ordinary course of business;

(d)	there has been no damage, destruction, or loss, which may give rise to any liability or obligation of the Company (whether or not covered by insurance) or adversely affecting its assets;

(e)	there has been no change in the collection, payment practices of the Company or in the accounting practices, procedures or methods of the Company;

(f)	to the Best Knowledge of the Seller, there have been no fact, circumstance or event which have had or, could have a Material Adverse Effect;

(g)	the Company has not created any liability (including any conditional, deferred or deferrable liabilities), outside the ordinary course of business;

(h)	the Company has not adopted or proposed any change to its constitutional or corporate documents (including the articles of association and internal regulations);

(i)	the Company has not issued or sold any of its shares or other securities or granted any options, warrants or rights to acquire any of its shares or other securities;

(j)	the Company has not merged or consolidated with any other Person, acquire material assets from any other Person or effect any business combination, recapitalization or similar transaction;

(k)	the Company has not materially altered its ordinary course practices with respect to working capital or treatment of payables and receivables; and

(l)	the Company has not split, combined or reclassified any shares of, its share capital.
3.18 Indebtedness and Loans
Except as disclosed in Schedule 3.18,

(a)	The Company has no outstanding loan capital or any money borrowed or raised.

(b)
The Company has not lent any money which has not been repaid to it nor does the Company own the benefit of any debt (whether present of future) other than debts accrued to it in the ordinary course of its business.

3.19 Subsidies
The Company is not subject to any material arrangement for receipt or repayment of any grant, subsidy, public funding or financial assistance related to the Business from any Governmental Authority or other similar entity.
3.20 Internal Controls and Fraud

(a)
The Company has taken steps to assure that transactions are executed with its management's authorization and that all transactions recorded are as required to permit the preparation of its financial statements in accordance with all applicable Laws on a consistent basis and to maintain accountability for all material assets and liabilities. The books and records of the Company (i) fairly reflect all items of income and expense and all assets and liabilities of the Company, (ii) are complete and correct and do not contain any material inaccuracies or material discrepancies.

(b)
There has been no, and there does not currently exist any, fraud, whether or not material, that involves management of the Company or other Employees who have a significant role in the internal controls relating to the Company; and

(c)	Except for the items listed in Schedule 3.15(b), the Company has not put in place, invested in, arranged or participated in, any off-balance sheet arrangement.
C.    BUSINESS
3.21 Suppliers and Customers
To the Best Knowledge of the Seller, no material supplier of the Company has ceased supplying it and no material client of the Company has terminated any material contract with it.
3.22 Contracts and Commitments

(a)
Schedule 3.22(a) contains a list of all written Contracts, other than leases, employment agreements and insurance-related agreements, including term sheets and letters of intent regarding the same, (i) to which the Company is a party, and (ii) which, whether by reason of their nature, term, scope, amounts or otherwise, (1) are of material importance to the Company's business, profits or assets, (2) which involve annual payments of more than CHF 100,000, except purchase orders in the ordinary course of business, (3) are not in the ordinary course of business, (4) restrict the business of the Company in any way (whether by exclusivity, non-competition, non-solicitation, most favored terms or otherwise), (5) establish a joint venture, partnership or other similar type of arrangement, (6) grant resale, distribution, marketing rights to a Third Party with respect to any Intellectual Property owned or purported to be owned by the Company or any Products, (7) grant a Third Party a right of first refusal, option, power of attorney or other right with respect to any of the Company's assets, or (8) contain change of control clauses or would be breached or terminated as a result of the Transactions (collectively, the "Material Contracts").

(b)
All of the Material Contracts are valid, binding and currently in full force and effect. The Company is not in material default under, or breach of, any of the Material Contracts, and, to the Best Knowledge of the Seller, no Third Party that is subject to a Material Contract with the Company is in breach of that contract and to, the Best Knowledge of the Seller, no event has occurred which would constitute a material default by the Company, or give rise to a right of termination or cancellation by another party under any of the Material Contracts or would trigger a Material Contract to be materially adversely modified (except for the Signing or Closing with respect to the Material Contracts containing a change of control clause).

(c)
The execution, delivery, completion and performance of this Agreement, any agreements provided for the performance of this Agreement and any agreements provided for in this Agreement, as well as all other documents to be entered into in connection with this Agreement, do not and will not relieve any other party to a Material Contract or enable that party to rescind or terminate its rights or obligations under that Material Contract, other than the agreements identified in Schedule 3.2(i), which contain change of control provisions. No other Contract to which the Company is a party contains a change of control provision.

(d)
No counter-party under any Material Contract has any present claim for indemnification against the Company, including claims with regard to compensation in the event of termination of its agreement, arrangement or commitment with any of the Company.

(e)	All Contracts to which any Company is or was during the last 5 years a party comply in all material respect with all applicable anti-trust and competition Laws.

(f)
There is no agreement (non-competition, exclusivity, non-solicitation or otherwise), commitment, Judgment to which the Company is a party or otherwise binding upon the Company which, by its terms, has the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company to engage in any line of business or to compete with any Person.

(g)	The Company has not entered into any Contract under which the Company is restricted from selling, licensing, or otherwise distributing any of the Intellectual
Property or any Products of the Company or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market in any material way.
3.23 Intellectual Property Rights

(a)
Schedule 3.23(a) contains a complete list of the registered Intellectual Property of the Company (including pending applications). The Company has taken commercially reasonable efforts, in all relevant jurisdictions to protect and maintain the Intellectual Property listed in Schedule 3.23(a) owned by the Company, and such Intellectual Property is valid and subsisting under all applicable Laws, and the Company has taken no action or failed to take any action that could render any of such Intellectual Property invalid or unenforceable. Except as set forth in Schedule 3.23(a), there is no other Intellectual Property that is registered in the name of the Company or the Seller, or an Affiliate of the Seller that is used by the Company or is required for the continuation of the Business.

(b)
To the Best Knowledge of the Seller, no activities of the Company infringe any Intellectual Property of any Third Party, and no written claim has been made against the Company in respect of such infringement. To the Best Knowledge of the Seller, all licenses of Intellectual Property granted to the Company and granted by the Company are valid and enforceable, the Company is not in breach of the terms of any such license and, to the Best Knowledge of the Seller, no Third Party is in breach of any such license.

(c)
The Intellectual Property relating to the name "Condis" listed in Schedule 3.23(a), including the trademarks "Condis" (word and figurative trademarks) and the domain names listed Schedule 3.23(a), are held and exclusively registered in the name of the Company.

(d)
All Intellectual Property owned or purported to be owned by the Company is owned solely and exclusively by the Company, free of any Liens. The Company may freely use and dispose of such Intellectual Property. None of such Intellectual Property is subject to written challenge by any Third Party or Governmental Authority.

(e)
There are no outstanding agreements, arrangements or commitments under which a license has been granted or agreed to be granted by the Company to any Third Party in respect of any Intellectual Property of the Company, nor has the Company agreed to sell any Intellectual Property of the Company to a Third Party.

(f)
To the Best Knowledge of the Seller, there is no unauthorized use, misappropriation or infringement by any Person of any Intellectual Property of the Company or any Confidential Information of the Company in any material respect.

(g)
Reasonable measures to keep confidential all material unregistered Intellectual Property rights exist. All current and former employees, consultants and independent contractors of the Company, including those who are or were involved in, or who have contributed in any manner to, the creation or development of any Intellectual Property have assigned to the Company such Intellectual Property to all extent legally necessary. To the Best Knowledge of the Seller, no current or former employee, consultant or independent contractor of the Company, is in violation of the Laws on the use and the non-disclosure of proprietary information of the Company or of any agreement entered into in this respect between such Person and the Company. To the Best Knowledge of the Seller, there are no material Moral Rights which have come into existence with regard to the Products.

(h)
The Company has no obligation to pay any royalty or other compensation to a Third Party, including Employees, in connection with any Intellectual Property used by the Company in its business or in the development, distribution, sale, marketing, maintenance or support of any Products.

(i)
All issue, renewal, maintenance and other payments due with respect to the Intellectual Property of the Company have been timely paid by or on behalf of the Company. The Company has taken reasonable measures to protect and maintain the confidentiality and full value of all Know-How used by, owned or purported to be owned by the Company. To the Best Knowledge of the Seller, all use, disclosure or appropriation of any material Know-How not owned by the Company has been lawful. The Company has not received any notice from any Third Party that there has been an unauthorized use or disclosure of any Know-How used by the Company that is owned by any Third Party.

(j)
The Company has not entered into any Contract to defend, indemnify or hold harmless any Third Party against any charge of infringement, misappropriation, violation or similar claims with respect to any Intellectual Property other than in alignment with the Company's standard form of customer agreement that has been made available to Buyer.

(k)
During the last 5 years, the Seller is not now nor has ever been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Seller to grant or offer to any Third Party any material license or other right to any material Intellectual Property owned or purported to be owned by the Seller.

3.24 Information Technology

(a)	All software used by the Company is "off the shelf software", except for the "condoratio", the "strategic" and the "Ortems" software.

(b)
All licenses or property rights required for the use of the Information Technology by the Company have validly and effectively been issued and are in full existence or are covered by the Transitional Service Agreement.

(c)	The Company has taken reasonable measures to prevent unauthorized access to its Information Technology, as well as infection of said Information Technology.
3.25 Inventories
The inventories of the Company (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good and useable condition, and (ii) are, in the case of finished goods, of a quality saleable in the ordinary course of business.
3.26 Warranties
(a) In the past 5 years, there have been no written claims against the Company alleging any material defects in the Products or services of the Company or alleging any material failure of the Products to meet specifications and, to the Best Knowledge of the Seller, in the past 10 years, there have been no written claims against the Company alleging any material defects in the Products or services of the Company or alleging any material failure of the Products to meet specifications.
(b) According to its standard warranties currently offered, the liability of the Company for breach of warranty is limited to repair or replacement of nonconforming parts.
3.27 Recalls

(a)
During the last 5 years, there has been no Recall (voluntary or involuntary) of Products shipped, sold or delivered by the Company and to the Best Knowledge of the Seller, during the last 10 years, there has been no Recall (voluntary or involuntary) of Products shipped, sold or delivered by the Company, where "Recall" shall mean the replacement of a population of parts once a certain threshold of the parts fail.

(b)
There any no pending nor, to the Best Knowledge of the Seller, threatened material returns or claims with respect to Products sold or services performed for which the Company has or may have continuing liability or obligations.

(c)
To the Best Knowledge of the Seller, there are no facts that would require a material Recall, withdrawal or suspension of any Products or that would require the Company to withdraw, Recall or suspend any Products from the market or to change the marketing classification of any Products or to terminate or suspend testing of any Products.

D. TAXES
3.28 Taxes

(a)
The Company has filed on a timely basis all Tax Returns required to be made and has timely given all notices, accounts and information required to be given by it. All information provided was, when filed or given, true, complete and accurate in all respects. There is no outstanding dispute or disagreement between the Company and any Governmental Authority in respect of any Tax matter and there is no pending or, to the Best Knowledge of the Seller, threatened audit (other than routine audits) or investigation relating to any Taxes for which the Company may become directly or indirectly liable.

(b)	The Company has complied with any obligation binding upon it to register for Tax purposes.

(c)
The Company has withheld and timely paid to the appropriate Governmental Authority amounts for all periods through the date hereof in compliance with all tax withholding provisions of all applicable Laws.

(d)	All Taxes shown to be due and payable on Tax assessments have been paid or appropriate provisions have been made in the Financial Statements.

(e)	The Company has not waived any statute of limitation in respect of Taxes or agreed to any extension with respect to Tax assessment.

(f)
The Company has not distributed or caused to be distributed, any hidden dividend, nor distributed or granted any other benefit to the Seller or any other Person which could lead to the imposition of any withholding taxes on dividends or constructive dividends or other benefits.

(h)
No transaction in respect of which any consent, ruling, confirmation or clearance (each, a "Ruling") was sought from any Governmental Authority has been entered into or carried out by the Company without such Ruling having first been obtained. Any transaction for which such Ruling was obtained has been carried out only in accordance with the terms of such Ruling and the application on which the Ruling was based and at a time when such Ruling was valid and effective. No facts or circumstances have arisen since any such Ruling was obtained which would cause the Ruling to become inapplicable.

(i)
The Company is and has at all times been resident in its country of incorporation for Tax purposes and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business or carrying out any operations, including marketing and sales support, in that jurisdiction. The Company is not liable for any Tax as the agent of any other Person and does not constitute a permanent establishment of any other Person, business or enterprise for any Tax purpose.

(j)
All transactions entered into by the Company have been and are on arm's length terms. To the Best Knowledge of the Seller, there are no circumstances which could cause any Governmental Authority to make any adjustment for Tax purposes, or require any such adjustment to be made.

(k)
Any arrangements including any Rulings between the Company and any Governmental Authorities concerning taxes to be paid by the Company, or any such arrangements including any Rulings between Governmental Authorities and any Third Party directly or indirectly benefiting the Company, shall not be modified as a result of the Signing and/or of the Closing.

E.    REAL ESTATE
3.29 Owned Real Estate
The Company does not own, and did not own in the past 10 years, any real estate. 3.30 Leased Real Estate

(a)	Schedule 3.29(a) lists all real estate leased or used in whole or in part by the Company.

(b)
Each such lease is legal, valid and binding, as between the parties thereto, and the Company is in compliance with the terms and conditions set forth in such lease and each rental and other payment due by the relevant Company thereunder had been duly paid.

(c)
All buildings that are part of any of the real estate listed in Schedule 3.29(a) have been maintained in accordance with all applicable Laws, as far as such maintenance is due to be effected by the Company according to the relevant lease agreement. All construction, renovation and other works carried out by the Company were at all times duly authorized.

(d)	No notice affecting any real estate leased by the Company has been given or received or threatened in writing.

(e)	The Company is in compliance with all Laws relating to the real estate leased by the Company, its current use or development or the employment of Persons or the use of any fixtures, machinery or chattels in it. The real estate leased by the Company complies with the current requirements of the relevant insurers, except as set forth in the risk assessment (Programme de contrôle des risques AAA, date de l'inspection: avril 06, 2017) from Chubb.

(f)	All real estate leased by the Company is presently used for the purpose which is the permitted use under applicable planning legislation and under the relevant lease.
F.    ENVIRONMENT, HEALTH AND SAFETY
3.31 Environment

(a)	The Company is in compliance and has in the past 10 years at all times complied with all applicable Environmental Laws.

(b)	During the past 10 years, the Company has not received any written notice regarding any Environmental Matters.

(c)
There is no pending or, to the Best Knowledge of the Seller, threatened Litigation, notice of violation, investigation, inquiry or information request by any Governmental Authority regarding any Environmental Matters.

(d)	The Company is not a party to or bound by any Judgment, consent or other agreement with any Governmental Authority entered into in connection with any Environmental Matters.

(e)	The Company has all environmental permits required for the operation of the Business or the use or ownership of the Business.

(f)
To the Best Knowledge of the Seller the Company has no liability for environment, health and safety matters arising out of or in connection with any act or omission of any former or predecessor business or any formerly owners of currently occupied or used real estate.

(g)
To the Best Knowledge of the Seller, no environment, health and safety matters exist or have arisen during the past 10 years at or about any property now occupied or used by the Company, which could give rise to any fines, penalties, losses, damages, costs, expenses or liabilities or could require works.

(h)
In the last 10 years, there has been no production, sale, distribution, use, storage, transport, deposit, emission, discharge, management, treatment or disposal of Hazardous Materials or waste by or on behalf of the Company in circumstances which are likely to give rise to any claims against or liabilities of the Company.

3.32 Health, Safety
The Company has at all times complied with and complies in all material respect with all health and safety requirements under all applicable Laws.

G.    PRODUCT LIABILITY
3.33 Product Liability

(a)
No customer or other Third Party has in the past 5 years asserted or, to the Best Knowledge of the Seller, threatened to assert any material claim against the Company (A) under or based upon any contractual obligation or warranty provided by or on behalf of the Company or (B) under or based upon any other warranty relating to any Product.

(b)	There are no material claims or acts of any Governmental Authority or any other third party in connection with product liability for any Products.

(c)	The Company has in the past 10 years not supplied, or agreed to supply, Products which are defective or which materially fail to comply with their terms of sale.

(d)	The Company's stock is of satisfactory and saleable quality.

(e)	No Product in a state ready for supply by the Company are defective or materially fail to comply with the terms of sale.
H.    EMPLOYEES AND EMPLOYEE BENEFITS
3.34 Particulars Disclosed
Schedule 3.34 contains the following information as of the Signing:

(a)
The names, positions and functions of all the Employees with particulars of compensation ( fixed salary and target bonuses), length of service, notice period for termination and rights to severance payments; no further Person can validly claim to be an Employee of the Company other those listed in Schedule 3.34;

(b)
Particulars of any Person who has accepted an offer of employment made by the Company but whose employment has not yet started and of any outstanding offer of employment made to any Person by the Company;

(c)	Particulars of any agreement for Persons providing the services of personnel to the Company and of the terms applicable to the secondment to the Company of any Person; and

(d)	The list of all Persons whom any of the Company granted powers of attorney and signing authority (including for banks accounts).
3.35 Employees, Terms and Conditions of Employment

(a)	At Signing, none of the Key Employees has given, or has been given, notice of termination of his employment. The Company has no present intention to terminate the employment of any Key Employee.

(b)
Since December 31, 2017, (i) except as disclosed in Schedule 3.34, no change has been made in the rate of the compensation of any Employee beyond the normal course of business or general market practice and (ii) except as disclosed in Schedule

3.34, no proposal, assurance or commitment has been communicated to any Person regarding any change to his/her terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit, custom or any discretionary arrangement or practice .

(c)
Neither the contract of employment nor any arrangements with any Employee contain provisions of an exceptional nature and/or beyond general market practice. No Employee is entitled to any bonus or similar extra compensation, which according to its contractual terms is not in the full discretion of the Company.

(d)	None of the Employees participate, or has the right to participate, in any incentive plan or share scheme.

(e)
No Employee has a right to any extra payment or other benefit as a result of the execution of, or consummation of this Agreement or severance payment exceeding the claim such Employee would be entitled to under applicable Laws absent such contractual right.

(f)
The Company has no outstanding liability to pay compensation for loss of office or employment or redundancy payment to any present or former Employee or to make any payment for breach of any agreement.

(g)
Except in respect of reimbursement of out-of-pocket expenses and normal accruals of compensation, no sum is owing or promised to any Employee or under any agreement, other than to the extent of applicable provisions.

(h)	Except as disclosed in Schedule 3.35(h), there are no Employees with a notice period of more than 3 months.

(i)	The Company has made no loan or advance, or provided any financial assistance to any Employee or past or prospective Employee, which is outstanding.

(j)	All Employees have been granted and hold, where applicable, valid work and residence permits.

(k)	There are no binding Contracts with any labor organization applicable to Employees, nor is the Company a Party to, or bound by, any collective bargaining or similar agreement.

(l)	The Company has a working hour logging system.

(m)
There is not, any representation of the employees of the Company by any labor organization, and no question concerning representation has been raised or is, to the Best Knowledge of the Seller, threatened respecting the employees of the Company. The Company is in compliance in all respects with all applicable federal, state and cantonal laws whether national or foreign including all local laws, rules and regulations respecting employment, employment practices, permits, terms and conditions of employment and wages and hours.

3.36 Pension Plans and Insurance Benefit Plans

(a)	The Company has a cash balance pension fund (the "Pension Plan"). The Pension Fund is fully funded.

(b)
All contributions made to insurance benefit plans providing for benefits in which Employees of the Company or their respective dependents participate have in the last five years been made in accordance with all applicable Laws and the requirements of such insurance benefit plans.

3.37 Work Councils, Employees' Representation and Collective bargaining Agreements

(a)	There are no obligations of the Company to make specific employment-related investments or to guarantee a certain number of employees.

(b)	There are no work councils or other employees' representations in the Company.

(c)	There are no collective bargaining agreements.
I.    INSURANCE
3.38 Insurance

(a)
The Company has maintained all insurance, including product liability and environmental liability insurance, as required by all applicable Laws, partially by way of inclusion in the global insurance program of the Seller, which applies until Closing.

(b)	All the assets owned or used by the Company and all the obligations and undertakings of the Company of an insurable nature are and have in the past 5 years been insured in amounts representing their full replacement or reinstatement value free from any deductions or excess against all risks normally insured against by Persons carrying on the same classes of business as the Company's business and the Company is now and has during the past five years been adequately covered against accident, damage, injury, third party loss, professional liability, software liability, loss of profits and other risks normally covered by insurance.

(c)
All such insurance policies are currently in full force and effect and nothing has been done or omitted to be done which could make any insurance policy void or voidable and there is no claim outstanding under any such policy. The Company has not been required to pay any additional premiums other than those set out in the policies.

J.    THIRD PARTY TRANSACTIONS
3.39 Related Third Party Transactions

(a)	Neither the Seller, nor any Person connected with the Seller is interested in any agreements, arrangements or commitments to which the Company is a party, which are not at arm's length term.

(b)
As at Closing, there are no outstanding: (i) loans made to the Company by the Seller or any Person connected with the Seller; (ii) amounts owing to the Company by the Seller or any Person connected with the Seller; and/or (iii) rights of and claims by the Seller or by any Person connected with the Seller against the Company (other than for expenses properly incurred or compensation for employment accruing in the normal course of business).

(c)	The Company is not dependent on any Affiliates to carry out its Business.
K. DISCLOSURE
3.40 Accuracy of Information
All information supplied by the Seller, the Company or their advisors to the Buyer and its advisors as part of the due diligence conducted by the Buyer in connection with the Transactions (excluding, however, any statements or information as to the future development of the Company or its business, budgets, business plans or other forward-looking statements or other projections of a financial, technical or business nature relating to the business of the Company) is true, accurate and not misleading in all material respects.
3.41 Disclosure of Material Facts
In addition to the specific representations and warranties contained in this Exhibit 3, the Seller, the Company or their advisors have disclosed to the Buyer all facts that affect materially or might affect materially the assets, properties, business, affairs or financial and commercial prospects of the Company.

EXHIBIT 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER
4.1    Organization and Authority of the Buyer

(a)	The Buyer is a limited liability company duly incorporated and validly existing under its jurisdiction of incorporation.

(b)
The Buyer has all necessary corporate power and authority to enter into the Agreement, any agreements provided for the performance of the Agreement and any agreements provided for in the Agreement to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transaction.

(c)
The execution and delivery by the Buyer of the Agreement, any agreements provided for the performance of the Agreement and any agreements provided for in the Agreement to which it is a party, the performance by the Buyer of its obligations thereunder and the consummation by the Buyer of the Transaction have been duly authorized by all requisite corporate action on the part of the Buyer.

(d)
The Agreement has been duly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

4.2    No Conflict, No Authorization

(a)
The execution, delivery, completion and performance of the Agreement, any agreements provided for the performance of the Agreement and any agreements provided for in the Agreement, as well as all other documents to be entered into in connection with this Agreement, do not and will not:

(i)	conflict with the constitutional and corporate documents (including articles of association and internal regulations) of the Buyer; and/or

(ii)	any Laws or any judgments, orders, injunctions, rulings or awards of any Governmental Authority or any other restriction of any kind by which the Buyer is bound.

(b)
No authorization of, or giving notice to, any Person or Governmental Authority is necessary to authorize the execution, delivery, completion and performance of this Agreement, as well as all other documents to be entered into in connection with this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transaction, except as may be necessary as a result of any facts or circumstances relating solely to any of the Seller and the Company.

EXHIBIT 7.2(A)(V)
TRANSITIONAL SERVICES AGREEMENT